Execution copy

NET1 APPLIED TECHNOLOGIES KOREA
Holdco

HANA DAETOO SECURITIES CO., LTD.
Mandated Lead Arranger

HANA BANK
SHINHAN BANK
WOORI BANK
Lead Arrangers

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
Original Lenders

HANA BANK
Agent

HANA BANK
Security Agent

OCTOBER 29, 2010

SENIOR FACILITIES AGREEMENT

KRW130,500,000,000

- i -

THIS AGREEMENT is dated October 29, 2010 and made

BETWEEN:

(1)	NET1 APPLIED TECHNOLOGIES KOREA, a company incorporated in Korea, as borrower (the "Holdco");

(2)	HANA DAETOO SECURITIES CO., LTD., as mandated lead arranger (the “Mandated Lead Arranger”);

(3)	HANA BANK, SHINHAN BANK AND WOORI BANK as lead arrangers (the "Lead Arrangers" and together with the Mandated Lead Arranger, the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(5)	HANA BANK as facility agent of the other Finance Parties (as defined below) (the "Agent"); and

(6)	HANA BANK as security agent for the Secured Creditors (as defined below) (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Agreement" means a document substantially in the form set out in Schedule 5 (Form of Accession Agreement).

"Accountants' Report" means the financial and tax due diligence assistance report of KPMG dated August 31, 2010.

"Acquisition" means the acquisition by Holdco of the Acquisition Shares pursuant to the Acquisition Documents.

"Acquisition Agreement" means the share purchase agreement dated September 14, 2010 between the Sellers and the Sponsor relating to the sale and purchase of the Acquisition Shares.

"Acquisition Costs" means all costs, fees and expenses (and Taxes on them) and all stamp duty, registration and other similar Taxes incurred by or on behalf of Holdco in connection with the Acquisition.

"Acquisition Documents" means:

(a)	the Acquisition Agreement;

(b)	the assignment agreement dated October 19, 2010 between the Sponsor and Holdco assigning the Sponsor’s rights and obligations under the Acquisition Agreement to Holdco; and

(c)	and any other document designated as such by the Agent and Holdco.

"Acquisition Shares" means 98.73% of all of the issued shares of and ownership interests in the Company.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Treasury Investments" means:

(a)

securities having maturities of not more than 12 months (from the date of the acquisition of or investment in such securities) issued or directly and fully guaranteed or insured by the government of Korea or any agency or instrumentality thereof (provided that the full faith and credit of the government of Korea is pledged in support thereof);

(b)

time deposits and certificate of deposits of any commercial bank of recognised credit standing having maturities of not more than 12 months (from the date of the making or acquisition of or investment in such deposits or certificates of deposits), which bank has a rating of at least "AAA" by KR and/or KIS; and

(c)	investments in money market funds substantially all the assets of which are comprised of securities of the types described in paragraphs (a) and (b) above,

in each case freely tradeable without restrictions and denominated and payable in KRW, not subject to any Security.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without any such intervention or action.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment in respect of that Facility minus (and as set out below):

(a)	the amount of its participation in any Loans that have been made under that Facility (taking the original principal amount thereof and disregarding any subsequent reduction of the same); and

(b)	in relation to any proposed Loan, the amount of its participation in any other Loans that is due to be made under that Facility on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Availability Period" means:

(a)	in relation to Facility A1 and/or Facility A2, the period from and including the date of this Agreement to and including the date falling 2 Months after the date of this Agreement; and

(b)

in relation to Facility B, the period from and including the date of the Company’s accession to this Agreement to and including the date that is the earlier of (i) the Debt Consolidation Date and (ii) the date falling 48 Months from Initial Utilisation Date.

"Base CDs" means 91 day (or such other available maturity as selected by the relevant Borrower and agreed with the Lenders under that Facility) KRW negotiable certificates of time deposit issued by banks in Korea.

"Borrowers" means Holdco and, from the date on which the Company accedes to this Agreement, the Company (each a "Borrower"), provided that:

(a)	the "Borrower" relevant to or under Facility A1 and Facility A2 shall be Holdco; and

(b)	The "Borrower" relevant to or under Facility B shall be the Company.

"Borrowings " has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Business Day" means a day (other than a Saturday or Sunday or a public holiday) on which commercial banks are open for general business in Seoul.

"Capital Expenditure" has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Carry Forward Year” has the meaning given to it in paragraph (c) of Clause 19.2 (Capital Expenditure).

"Cash" means any credit balance on any deposit, savings, current or other account and/or any cash in hand, which (in each case) is:

(a)	freely convertible; and

(b)	freely withdrawable on demand (unless such withdrawal is restricted under the terms of the Finance Documents).

"CD Rate" means, in relation to any amount and any period relating thereto, the rate per annum equal to the Final Quotation Yield as at the Quotation Day for such period.

“Claim Proceeds” has the meaning given to it in paragraph (a) of Clause 7.6 (Mandatory prepayment from Net Claim Proceeds).

"Clearing House" means the Seoul Clearing House, an institution appointed by the Minister of the Ministry of Justice of Korea pursuant to Article 83 of the Bills of Exchange and Promissory Notes Act of Korea and Article 69 of the Cheques Act of Korea and operated by the Korea Financial Telecommunications and Clearing Institute for settlement activities by way of exchange of bills of exchange, promissory notes and cheques in Korea.

"Closing Date" means the date on which the Acquisition occurs.

"Commitment" means:

(a)	in respect of Facility A1, the Facility A1 Commitment of any Lender;

(b)	in respect of Facility A2, the Facility A2 Commitment of any Lender; and

(c)	in respect of Facility B, the Facility B Commitment of any Lender.

"Company" means KSNET, INC., a company incorporated in Korea.

"Company Account Kun-Pledge Agreement" means the document in the Agreed Form given that title pursuant to which the Company shall grant Security in favour of the Secured Creditors over the accounts of the Company and all amounts standing to the credit of such accounts from time to time.

"Company Equipment Yangdo-Dambo Agreement" means the document in the Agreed Form given that title under which the Company shall grant Security to the Secured Creditors over its inventory, machinery, equipment and other tangible assets from time to time.

"Company Insurance Kun-Pledge Agreement" means the document in the Agreed Form given that title pursuant to which the Company shall grant Security to the Secured Creditors over its rights in respect of its insurances from time to time.

"Company Key Money Deposit Kun-Pledge Agreement" means the document in the Agreed Form given that title under which the Company shall grant Security to the Secured Creditors over its right to return of key money deposits from time to time.

"Company Prepayment Account" means the KRW account established by the Company with the Security Agent and designated as "Prepayment Account" for the purpose of holding funds paid under paragraph (b) of Clause 7.10 (Prepayment Account).

"Company Proceeds Account" means an interest bearing account established by the Company with the Security Agent and designated as "Proceeds Account".

"Company Real Estate Security Trust Agreement" means the document in the Agreed Form given that title establishing the real estate security trust and entrusting all of the Company’s real property interests to the Security Trustee as a trustee to the real estate security trust and each beneficiary certificate issued to the Secured Creditors.

"Company Share Kun-Pledge Agreement" means the share kun-pledge agreement dated on or about the date of this Agreement executed by Holdco granting Security to the Secured Creditors over all its shares and ownership interests in the Company.

"Company Receivables Assignment Agreement" means the document in the Agreed Form given that title under which the Company shall grant Security to the Secured Creditors over its rights in respect of its receivables (including, without limitation, intercompany loans and lease agreements) from time to time.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Credit Guarantee Fund Contribution" means an amount of contribution that is required to be made by Korean banks and financial institutions (including, but not limited to, National Agricultural Cooperative Federation and National Federation of Fisheries Cooperatives) and Korean branches of foreign banks and foreign financial institutions (as applicable) under the Credit Guarantee Fund Act of Korea, Technology Credit Guarantee Fund Act of Korea, Local Credit Guarantee Foundation Act of Korea or Agricultural and Fishery Business Credit Guarantee Act and all regulations, rules, and decrees promulgated thereunder (as amended from time to time).

"Curative Equity" means any:

(a)	Subordinated Debt made available by the Sponsor or Dutchco to Holdco; or

(b)	subscription funds paid by the Sponsor or Dutchco to Holdco for the subscription for equity interests in Holdco,

in either case for the purpose specified in paragraph (a) of Clause 19.3 (Curative Equity).

"Debt Consolidation Date" means the earlier of (i) the date on which the merger between Holdco and the Company is consummated and (ii) the date on which all outstanding amounts under the Facility A2 have been irrevocably and unconditionally repaid in full and the commitments thereunder have been reduced to zero.

“Debt Incurrence Proceeds” has the meaning given to it in paragraph (a) of Clause 7.3 (Mandatory prepayment from Net Debt Incurrence Proceeds).

"Debt Service" has the meaning given to it in Clause 19.4 (Financial covenants: Definitions).

“Debt Service Coverage Ratio” has the meaning given to it in Clause 19.1 (Financial condition).

"Debt Service Reserve Account" has the meaning given to it in paragraph (b) of Clause 4.3 (Post-completion undertakings).

"Default" means an Event of Default or any event or circumstance which would (with the lapse of time or the giving of notice or both) be an Event of Default.

“Disposal Proceeds” has the meaning given to it in paragraph (a) of Clause 7.4 (Mandatory prepayment from Net Debt Disposal Proceeds).

“Dispute” has the meaning given to it in Clause 37 (Enforcement).

"Distribution" means, for any person:

(a)	any dividends paid by such person; and/or

(b)	any payment made by such person in respect of any redemption or reduction of any equity interest held by its shareholders.

“Distribution Proceeds” has the meaning given to it in paragraph (a) of Clause 7.9 (Mandatory prepayment from Net Distribution Proceeds).

"Dutchco " means Net 1 Applied Technologies Netherlands B.V.

"EBITDA" has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Equity Rights" means, in respect of any person, any subscriptions, options, warrants, commitments, pre-emptive rights or agreements of any kind (including any shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of share capital of any class, or partnership or other ownership interests of any type in, that person.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Excess Cash Flow" has the meaning given to it in Clause 7.7 (Mandatory prepayment of Excess Cash Flow).

“Existing Lender” has the meaning given to it in Clause 22.1 (Transfers by the Lenders).

"Facility" means Facility A1, Facility A2 or Facility B.

"Facility A" means Facility A1 and Facility A2.

"Facility A Loan" means a Facility A1 Loan and/or a Facility A2 Loan.

"Facility A1" means the KRW term loan facility made or to be made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

"Facility A1 Commitment" means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Facility A1 Commitment (KRW)" in Schedule 1 (The Original Lenders) and the amount of any other Facility A1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A1 Loan" means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

"Facility A1 Repayment Date" means the date falling 60 Months after the Initial Utilisation Date.

"Facility A2" means the KRW term loan facility made or to be made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

"Facility A2 Commitment" means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Facility A2 Commitment (KRW)" in Schedule 1 (The Original Lenders) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A2 Loan" means a loan made or to be made under Facility A2 or the principal amount outstanding for the time being of that loan.

"Facility A2 Repayment Date" means each of the dates falling 12, 18, 24, 30, 36, 42, 48 and 54 Months after the Initial Utilisation Date respectively.

"Facility B" means the KRW term loan facility made or to be made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility B Commitment" means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment (KRW)" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Repayment Date" means each of the dates falling 12, 18, 24, 30, 36, 42, 48 and 54 Months after the Initial Utilisation Date respectively.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letters" means:

(a)	the letter dated on or about the date of this Agreement between the Mandated Lead Arranger and Holdco;

(b)	the letter dated on or about the date of this Agreement between the Agent (for the account of the Lenders) and Holdco; and

(c)	the letter dated on or about the date of this Agreement between Hana Bank as the Agent and the Security Agent and Holdco,

setting out any of the fees referred to in Clause 11 (Fees) and "Fee Letter" means any of them.

"Final Maturity Date " means:

(a)	in relation to Facility A1 or any part thereof (or any Loan thereunder) the day which falls 60 Months after the Initial Utilisation Date;

(b)	in relation to Facility A2 or any part thereof (or any Loan thereunder) the day which falls 54 Months after the Initial Utilisation Date; or

(c)	in relation to Facility B or any part thereof (or any Loan thereunder) the day which falls 54 Months after the Initial Utilisation Date.

"Final Quotation Yield" means, in relation to any day, the final quotation yield rate for Base CDs as published by The Korea Financial Investment Association (or its successor) at or about 4:00 p.m. on such day as determined by the Agent (or, if such final quotation yield rate is not available on such day, the final quotation yield rate for Base CDs as at such day as determined by the Agent on the basis of comparable source or sources of quotations selected by the Agent, acting reasonably).

"Finance Document" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	any Accession Agreement;

(d)	any Security Document; and/or

(e)	any other document designated as such by the Agent and Holdco.

"Finance Parties" means the Agent, the Security Agent, the Arrangers and the Lenders (each a "Finance Party").

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Korean GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any such derivative transaction, only the marked to market value shall be taken into account);

(h)	shares or equity interests which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee, indemnity or Security given for any of the items referred to in paragraphs (a) to (i) above.

"Financial Officer" means, with respect to any person, the chief financial officer or treasurer of that person.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Holdco Account Kun-Pledge Agreement" means the account kun-pledge agreement dated on or about the date of this Agreement executed by Holdco granting Security in favour of the Secured Creditors over accounts of Holdco and all amounts standing to the credit of such accounts from time to time.

"Holdco Operating Account" means the KRW account established by Holdco with the Security Agent and designated as "Holdco Operating Account".

"Holdco Prepayment Account" means the KRW account established by Holdco with the Security Agent and designated as "Prepayment Account" for the purpose of holding funds paid under paragraph (b) of Clause 7.10 (Prepayment Account).

"Holdco Proceeds Account" means an interest bearing account established by Holdco with the Security Agent and designated as " Proceeds Account".

"Holdco Security Assignment Agreement" means the security assignment agreement dated on or about the date of this Agreement executed by Holdco granting Security to the Secured Creditors over its rights in respect of its receivables (including without limitation, Acquisition Documents, intercompany loans and receivables from customers) from time to time.

"Holdco Unit Kun-Pledge Agreement" means the unit kun-pledge agreement dated on or about the date of this Agreement executed by Dutchco granting Security to the Secured Creditors over all its units and ownership interests in Holdco.

"Holding Company" means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial Utilisation Date" means the first date after the date of this Agreement on which any Loan is made under any Facility.

"Intellectual Property" means, collectively, all intellectual property (including rights held under license) in any jurisdiction, including without limitation such rights in and to (a) trademarks, service marks, brand names, trade dress, trade names, service names, slogans, logos, symbols, internet domain names and sub-domains, color schemes and other indications of origin of goods or services, and the goodwill associated with each of the foregoing, (b) patents, patent applications (including without limitation continuations, divisionals, continuations-in-part, reissues, extensions, renewals, reexaminations and substitutes of such patent applications and any patents issuing from any patent applications), (c) trade secrets and other confidential or non-public business information, including ideas, inventions, processes, formulas, compositions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and technical data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (d) computer software, including source codes, programs, applications, algorithms and databases, and all documentation therefore and (e) writings and other works of authorship, including without limitation marketing materials, brochures, training materials, and all copyrights and moral rights related to each of the foregoing, in each case, including any registrations of, applications to register, and renewals or extensions of, any of the foregoing with or by any Governmental Agency.

"Interest Payment Date" means, in relation to an Interest Period, the last day of such Interest Period.

"Interest Period" means, in relation to a Loan, any period determined in accordance with Clause 9 (Interest Periods) or, in relation to an Unpaid Sum, any period determined in accordance with Clause 8.3 (Default interest).

"Investment" means, for any person:

(a)

the acquisition by such person (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the person entering into such sale);

(b)

the making of any deposit with, or advance, loan or other extension of credit to, any other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to that other person), but excluding any such advance or loan having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by that person in the ordinary course of business; or

(c)

the entering into of any guarantee of, or other contingent obligation with respect to, Financial Indebtedness or other liability of any other person and (without duplication) any amount committed to be advanced, lent or extended to that other person.

"KIS" means Korea Investors Service, Inc.

"Korea" means the Republic of Korea.

"Korean GAAP" means either:

(a)	generally accepted accounting principles in Korea as in effect from time to time; or

(b)	International Financial Reporting Standards as in effect from time to time.

"KR" means Korea Ratings.

"Legal Due Diligence Report" means the report by Yulchon dated August 19, 2010 relating to the Acquisition.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust fund or other entity or person which has become a Party in accordance with Clause 22 (Changes to the Lenders)

and which has not ceased to be a Lender under this Agreement.

"Leverage Ratio" has the meaning given to it in Clause 19.1( Financial condition).

"Loan" means Facility A1 Loan, Facility A2 Loan or Facility B Loan.

"Majority Lenders" means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 % of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 % of all the Loans then outstanding.

"Margin" means:

(a)	(in relation to any Facility A1 Loan) 4.10% per annum;

(b)	(in relation to any Facility A2 Loan) 4.10% per annum; and

(c)	(in relation to any Facility B Loan) 3.90% per annum.

“Market Disruption Event” has the meaning given to it in paragraph (b) of Clause 10.1( Market disruption).

"Material Adverse Effect" means a material adverse effect on:

(a)	the condition (financial or otherwise), assets, operations or business of the Borrowers taken as a whole;

(b)	the ability of any Borrower to perform and comply with its obligations under any Finance Documents to which it is a party; or

(c)	the legality, validity or enforceability of, or the priority of any Security granted under, any Finance Document or the rights or remedies of any Finance Party under any Finance Document.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if that numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to it in Clause 22.1 (Transfers by the Lenders).

"Original Financial Period” has the meaning given to it in paragraph (c) of Clause 19.2 (Capital Expenditure).

"Original Financial Statements" means the audited non-consolidated financial statements of the Company in respect of the financial year ended December 31, 2009 (including audited profit and loss account, balance sheet and cashflow statements, and accompanying notes, reports or statements included in or annexed to them).

"Original Lender" means any person listed in Schedule 1 (The Original Lenders).

"Party" means a party to this Agreement and includes its successors-in-title, permitted assigns and permitted transferees.

"Perfection Requirements" means the making of the appropriate registrations of, and the obtaining of any necessary Authorisation and taking of all other actions in respect of, the Security covered by the Security Documents, as contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

"Permitted Carry Forward Amount” has the meaning given to it in paragraph (c) of Clause 19.2 (Capital Expenditure).

"Permitted Financial Indebtedness" means any Financial Indebtedness set out in paragraph (b) of Clause 20.6 (Restrictions on financial indebtedness).

"Permitted Holdco Administrative Payments" means out-of-pocket costs and expenses incurred in connection with existence, administration, Taxes, auditing, directors insurance, legal counsel and other fees, costs and expenses and liabilities of Holdco associated with its activities as a holding company provided that the aggregate amount of such costs and expenses shall not exceed KRW1,000,000,000 in any financial year.

"Permitted Security" means:

(a)

any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Borrower including, without limitation, statutory encumbrances and tax liens, where the amount encumbered is paid when due or if not so paid, is being disputed in good faith with appropriate reserves made therefore, yuchikwon incurred or made in the ordinary course of construction, operation, repair or maintenance of Real Property and other liens incidental to any construction at or improvement made to any Borrower’s business (such as carriers’, mechanics’, material men’s, repairmen’s or other like liens);

(b)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations and performance bonds incurred in the ordinary course of business;

(c)	easements, zoning restrictions, rights-of-way and similar encumbrances on Real Property imposed by applicable law;

(d)

any encumbrance on any property or asset of the Company existing on the date of this Agreement specified in Schedule 7 (Existing Security), provided that, (a) such encumbrance shall not apply to any other property or assets of the Company and (b) such encumbrance shall secure only those obligations that it secures on the date of this Agreement;

(e)	any encumbrances securing Permitted Financial Indebtedness;

(f)	any netting or set-off arrangement entered into by any Borrower in the ordinary course of its banking arrangements;

(g)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Borrower; and

(h)	any Transaction Security.

"Prepayment Accounts" means Holdco Prepayment Account and the Company Prepayment Account.

"Profits Before Interest and Tax” has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Public Equity Issuance" has the meaning given to that expression in Clause 7.2 (Mandatory prepayment from Net Public Equity Issuance Proceeds).

“Public Equity Issuance Proceeds” has the meaning given to it in paragraph (a) of Clause 7.2 (Mandatory prepayment from Net Public Equity Issuance Proceeds).

"Quotation Day" means:

(a)	in relation to any period for which an interest rate is to be determined, 1 Business Day before the first day of that period; and

(b)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

"Real Property" means:

(a)	any land or buildings or immovable property; and

(b)	fixtures, fittings or fixed plant from time to time situated on and forming part of such land or buildings or leasehold or immovable property.

“Receipt Date” has the meaning given to it in paragraph (c) of Clause 7.10 (Prepayment Accounts).

“Recovering Lender” has the meaning given to it in Clause 26.1( Payments to Lenders).

"Relevant Date” has the meaning given to it in Clause 19.4 (Financial covenants definitions).

“Relevant Loan” has the meaning given to it in paragraph (b) of Clause 7.14 (Prepayment Fee).

"Relevant Percentage" has the meaning given to it in Clause 6.1 (Repayment of Loans).

"Relevant Period" has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Repayment Date" means:

(a)	in relation to any Facility A1 Loan, the Facility A1 Repayment Date;

(b)	in relation to any Facility A2 Loan, a Facility A2 Repayment Date; or

(c)	in relation to any Facility B Loan, a Facility B Repayment Date.

"Repayment Instalment" means any instalment for repayment of any Loan specified in Clause 6.1 (Repayment of Loans).

"Repeating Representations" means each of the representations set out in Clause 17 (Representations) other than Clause 17.7 (Deduction of Tax), Clause 17.11 (Information), Clause 17.14 (No proceedings pending or threatened), Clause 17.17 (Acquisition Documents), Clause 17.19 (No prior business) and 17.20 (Existing Debt).

"Reports" means each of:

(a)	the Accountants' Report; and

(b)	the Legal Due Diligence Report.

"Secured Assets" means the assets over which Security is expressed to be created pursuant to any Security Document.

"Secured Creditors" means the Lenders, the Agent and the Security Agent and "Secured Creditor" means any one of them.

"Secured Liabilities" means all present and future moneys, debts and liabilities due, owing or incurred by any or all of the Borrowers to any or all of the Secured Creditors under or in connection with any or all of the Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

"Security" means, with respect to any asset,

(a)	any pledge, hypothecation, encumbrance, charge, security assignment or security interest in, on or of such asset;

(b)

the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset;

(c)	in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; or

(d)	any other agreement or arrangement having a similar effect to any of these.

"Security Documents" means:

(a)	the Holdco Account Kun-Pledge Agreement;

(b)	the Holdco Security Assignment Agreement;

(c)	the Holdco Unit Kun-Pledge Agreement;

(d)	the Company Account Kun-Pledge Agreement;

(e)	the Company Equipment Yangdo-Dambo Agreement;

(f)	the Company Insurance Kun-Pledge Agreement;

(g)	the Company Key Money Deposit Kun-Pledge Agreement;

(h)	the Company Real Estate Security Trust Agreement;

(i)	the Company Share Kun-Pledge Agreement;

(j)	the Company Receivables Assignment Agreement;

(k)	the Share Kun-Pledge Agreement;

(l)	any other document or instrument that may at any time constitute or be given as security for any of the Secured Liabilities pursuant to or in connection with any Finance Document; and

(m)	any other document or instrument designated as a "Security Document" by the Security Agent and Holdco or the Company.

"Security Trustee" means HanaDaol Trust as security trustee of the real estate security trust pursuant to the Company Real Estate Security Trust Agreement.

"Sellers" means PAYMENT SERVICES ASIA LLC and H&Q NPS VAN INVESTMENT, LTD. each of whom has or will have entered into the Acquisition Agreement.

"Share Kun-Pledge Agreement" means the document in the Agreed Form given that title under which the Company grants Security to the Secured Creditors over all its shares and ownership interests in each of the investee companies of the Company.

“Sponsor" means NET 1 UEPS TECHNOLOGIES, INC.

“Sponsor Proceeds” has the meaning given to it in paragraph (a) of Clause 7.8 (Mandatory prepayment from Net Sponsor Proceeds).

"Steps Paper" means the Steps and Funds Flow Plan prepared by Holdco in the Agreed Form.

"Stock Exchange" means the stock exchange of Korea and/or any other stock or securities exchange.

"Subordinated Debt" means unsecured Financial Indebtedness of Holdco directly or indirectly owing to the Sponsor or Dutchco, provided that all of such Financial Indebtedness is and continues to be subordinated, pursuant to a subordination agreement in form satisfactory to the Agent, behind all of the Secured Liabilities from time to time.

"Subsidiary" means in relation to any company, corporation or entity (a "holding company"), a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital or ownership interest of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or control the composition of the majority of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in paragraph (a) of Clause 12.1 (Tax Gross Up and Indemnities: Definitions).

“Tax Deduction” has the meaning given to it in paragraph (a) of Clause 12.1 (Tax Gross Up and Indemnities: Definitions).

"Tax Return" means a report, return or other information (including any amendments) required to be supplied to a taxing authority with respect to Taxes including, where required, combined or consolidated returns for any group of entities that includes any Borrower.

“Tax Payment” has the meaning given to it in paragraph (a) of Clause 12.1 (Tax Gross Up and Indemnities: Definitions).

"Total Commitments" means the aggregate of the Total Facility A1 Commitments, the Total Facility A2 Commitments and the Total Facility B Commitments.

"Total Debt” has the meaning given to it in Clause 19.4 (Financial covenants definitions).

"Total Facility A1 Commitments" means the aggregate of the Facility A1 Commitments of the Lenders, being KRW65,500,000,000 at the date of this Agreement.

"Total Facility A2 Commitments" means the aggregate of the Facility A2 Commitments of the Lenders, being KRW65,000,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments of the Lenders, being KRW65,000,000,000 at the date of this Agreement.

"Transaction Documents" means the Finance Documents and the Acquisition Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Secured Creditors pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and Holdco.

"Transfer Date" means, in relation to a transfer by a Lender of any or all of its rights and obligations under this Agreement, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate in respect of such transfer; and

(b)	the date on which the Agent executes the Transfer Certificate in respect of such transfer.

"Unpaid Sum" means any sum due and payable by a Borrower under the Finance Documents but unpaid by such Borrower.

"Unused Amount” has the meaning given to it in paragraph (c) of Clause 19.2 (Capital Expenditure).

"Utilisation" means any utilisation of any Facility.

"Utilisation Date" means the date on which a Loan is, or is to be, made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2     Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the Agent, any Arranger, any Finance Party, any Lender, any Borrower, any Party, any Secured Creditor or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

	(ii)	persons "acting in concert" means persons who actively co-operate to acquire any shares or interest in, or acquire or consolidated control over, any company, corporation or entity;

	(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)

the "control" of one person by another or one person being "controlled" by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that first-mentioned person or otherwise controls or has the power to control the affairs and policies of that first-mentioned person;

(v)

a Finance Document, Security Document, Transaction Document or any other agreement or instrument is a reference to that document or other agreement or instrument as amended, restated, supplemented or novated.

	(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)

a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

	(x)	unless otherwise specified a time of day is a reference to Seoul time.

(b)	A document is in the "Agreed Form":

	(i)	if it is in a form initialled by or on behalf of Holdco and the Arrangers on or before the signing of this Agreement for the purposes of identification; or

(ii)

if not falling within paragraph (i) above, if it is in form and substance satisfactory to the Agent (acting reasonably) and (1) initialled by or on behalf of the Agent for the purposes of identification or (2) executed by the Agent as a party thereto.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived. An Event of Default is "continuing" if it has not been remedied or waived.

(f)

Any reference to a Lender "under" or "relevant" to a Facility shall be construed as a Lender who has any Commitment in relation to such Facility or whose share of Loans under such Facility is greater than zero.

(g)	"KRW" and "Korean Won" denote the lawful currency of Korea.

SECTION 2
THE FACILITIES

2.      THE FACILITIES

2.1     The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

	(i)	a term loan facility in an aggregate amount up to the Total Facility A1 Commitments;

	(ii)	a term loan facility in an aggregate amount up to the Total Facility A2 Commitments; and

	(iii)	a term loan facility in an aggregate amount up to the Total Facility B Commitments.

(b)	Facility A1 and Facility A2 will only be available to Holdco as Borrower.

(c)	Facility B will only be available to the Company as Borrower, and will only be made available after the Company becomes party hereto.

2.2     Finance Parties' rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

	(a)	Holdco shall apply (or procure to be applied) all amounts borrowed by it under Facility A1 and/or Facility A2 (or any part thereof) towards:

		(i)	payment to the Sellers of the purchase price for the Acquisition Shares under the Acquisition Documents; and

		(ii)	payment of the Acquisition Costs up to the amount identified in the Steps Paper.

(b)

The Company shall apply (and Holdco shall procure the Company to apply) all amounts borrowed by it under Facility B towards the payment of the Distributions to Holdco so as to enable Holdco to prepay or repay the Facility A2 Loan.

(c)

If Holdco receives the proceeds of any Distributions that are made by the Company with the proceeds of Utilisation of Facility B, Holdco shall ensure that such proceeds are applied towards the repayment of Facility A2 on the same date as the relevant Utilisation Date.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Conditions precedent to initial Utilisation

(a)	No Borrower may deliver a Utilisation Request unless:

	(i)	the Agent has received all of the documents and other evidence listed in Part I-A of Schedule 2 (Conditions precedent); or

	(ii)	(to the extent not so received under paragraph (a)(i)), the Agent has waived the requirement to receive such documents and other evidence (acting on the instructions from the Majority Lenders), and the Agent shall promptly notify Holdco and the Lenders promptly upon being so satisfied under paragraphs (a)(i) and (where applicable) (a)(ii).

(b)	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if

	(i)	no Default is continuing or would result from the proposed Loan and the Repeating Representations to be made by each Borrower are true in all material respects; and

	(ii)	the Agent has received all of the documents and other evidence listed in Part I-B of Schedule 2 (Conditions precedent); or

	(iii)	(to the extent not so received under paragraph (b)(ii)), the Agent has waived the requirement to receive such documents and other evidence (acting on the instructions from the Majority Lenders), and the Agent shall promptly notify Holdco and the Lenders promptly upon being so satisfied under paragraphs (b)(ii) and (where applicable) (b)(iii).

4.2	Conditions precedent to subsequent Utilisations

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if, on the date of a Utilisation Request and on the proposed Utilisation Date:

(i) no Default is continuing or would result from the proposed Loan;

(ii) the Repeating Representations to be made by each Borrower are true in all material respects; and

(iii)

all the requirements necessary for the creation and perfection of the Transaction Security under the Security Documents listed in paragraph (a) of Clause 4.3 (Post-completion undertakings) have been complied with pursuant to the terms thereof.

4.3	Post-completion undertakings

Holdco undertakes to ensure that the following actions are completed and the following documents are delivered, in each case to the satisfaction of the Agent (acting reasonably) within the time periods relating to them:

(a)

Holdco shall procure that the Company shall have, no later than 3 Months after the Initial Utilisation Date, become party to this Agreement as an additional Borrower, delivered the documents listed in Part II of Schedule 2 (Conditions Precedent Required to be Delivered by the Company) and executed the following Security Documents:

	(i)	Company Account Kun-Pledge Agreement;

	(ii)	Company Equipment Yangdo-Dambo Agreement;

	(iii)	Company Insurance Kun-Pledge Agreement;

	(iv)	Company Key Money Deposit Kun-Pledge Agreement;

	(v)	Company Real Estate Security Trust Agreement;

	(vi)	Company Receivables Assignment Agreement;

	(vii)	Share Kun-Pledge Agreement.

For the avoidance of doubt, the foregoing Security Documents will secure (i) (before the merger between Holdco and the Company) only the Secured Liabilities of the Company; and (ii) (on and after the merger between Holdco and the Company) all the Secured Liabilities.

(b)

Holdco shall at all times from the Initial Utilisation Date until the date of merger between Holdco and the Company, maintain an interest bearing debt service reserve account (the “Debt Service Reserve Account") with the Agent, and Holdco shall ensure that the balance standing to the credit of the Debt Service Reserve Account shall not fall below the aggregate of the interest payments for Facility A Loans accruing and/or falling due within 6 Months. For the purposes of this paragraph (b), such interest payments in respect of Facility A Loans shall be calculated by reference to the actual aggregate Facility A Loans outstanding at such time and the interest rate applicable to the Facility A Loans shall be equal to the sum of (A) CD Rate applicable to the first Interest Period in respect of the Facility A Loans and (B) 4.10% per annum. To the extent that such amounts so standing to the credit of the Debt Service Reserve Account are in excess of the aggregate amounts required under this paragraph (b), the Security Agent shall at the request of Holdco with reasonable prior notice to the Security Agent and provided that no Default has occurred and is continuing, transfer such excess (to the extent not already so transferred pursuant to this paragraph (b)) into an account specified by Holdco. Except to the extent provided herein, Holdco may not at any time make, withdraw or transfer any amount standing to the credit of any Debt Service Reserve Account.

Without prejudice to the rights of the Secured Creditors upon enforcement of Security (under the Security Documents) in respect of the Debt Service Reserve Account, Holdco may from time to time prior to such enforcement request the Security Agent to apply (and the Security shall upon such request of Holdco with reasonable notice apply) amounts standing to the credit of the Debt Service Reserve Account towards payment and discharge of interest due or falling due under this Agreement in respect of any or all of Facility A Loans (and if such interest is due and unpaid, the Security Agent shall be entitled to make such application from time to time, whether or not Holdco shall have requested it to do so or not to do so).

4.4      Maximum number of Utilisations

(a)	No Borrower may deliver a Utilisation Request if as a result of the proposed Utilisation (the subject of such Utilisation Request):

	(i)	more than 1 Facility A1 Loans would be outstanding; or

	(ii)	more than 1 Facility A2 Loans would be outstanding.

(b)

Facility B shall be available for multiple Utilisations; provided, that the amount of any proposed Utilisation in respect of Facility B shall be a minimum amount of KRW10,000,000,000 and an integral multiple of KRW1,000,000,000 or, if less, the Available Facility for such Facility.

(c)	No Loan shall be divided.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of the Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00a.m. on the date which is 3 Business Days before the proposed Utilisation Date (or such shorter period as the Majority Lenders may otherwise agree).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)

it identifies each Facility to be utilised and the Borrower making such Utilisation under such Facility is the Borrower specified in respect of such Facility under paragraphs (b) and (c) of Clause 2.1 (The Facilities);

(ii)

the proposed Utilisation Date is a Business Day within the Availability Period applicable to each such Facility to be utilised and only in the case of Facility B, the proposed Utilisation Date is an Interest Payment Date for a Facility A Loan;

	(iii)	the currency of each of the proposed Loans is KRW;

	(iv)	the amount of each of the proposed Loans (the subject of such Utilisation Request) under any Facility does not exceed the Available Facility for such Facility;

	(v)	the proposed Interest Period for each of the proposed Loans (the subject of such Utilisation Request) complies with Clause 9 (Interest Periods); and

	(vi)	it specifies the account and bank to which the proceeds of each of the proposed Loans (the subject of such Utilisation Request) are to be credited, which shall:

		(A)	(in the case of a Facility A Loan or any part thereof) be the Holdco Proceeds Account; or

		(B)	(in the case of a Facility B Loan or any part thereof) be the Company Proceeds Account.

(b)

Only one Loan under each Facility may be requested in each Utilisation Request. For the avoidance of doubt, only one Loan may be made under a Facility on any Utilisation Date, provided that a Loan under more than one Facility may be made on the same Utilisation Date.

(c)	The Initial Utilisation Date for Facility A1 Loan and Facility A2 Loan shall fall on the same date.

5.3	Lenders' participation

(a)

If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan (the subject of a Utilisation Request) available by the Utilisation Date for such Loan through its Facility Office.

(b)

The amount of each Lender's participation in a Loan under any Facility will be equal to a proportion of such Loan, such proportion being the proportion borne by its Available Commitment for such Facility to the Available Facility for such Facility immediately prior to making such Loan.

(c)

The Agent shall promptly (and by 4:00p.m. on the date which is 2 Business Days prior to the Utilisation Date) notify each Lender of the amount of each Loan and the amount of each Lender's participation in such Loan.

(d)

Upon the expiry of the Availability Period for any Facility, the Available Facility for such Facility and the Available Commitment of each Lender for such Facility shall be immediately reduced to zero.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.     REPAYMENT

6.1   Repayment of Loans

(a)	Holdco shall repay:

	(i)	the Facility A1 Loan in full on the Facility A1 Repayment Date; and

(ii)

the Facility A2 Loan in instalments by repaying on each Facility A2 Repayment Date an amount which reduces the amount of Facility A2 Loan utilised and outstanding on the Initial Utilisation Date by the percentage set out opposite that Facility A2 Repayment Date below:

Facility A2 Repayment Date	Repayment Instalment

The Interest Payment Date falling on the 12th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 18th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 24th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 30th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 36th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 42nd Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 48th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 54th Month after the Initial Utilisation Date	12.5%

Total Repayment	100%

(b)

The Company shall repay the Facility B Loans in such amounts to ensure that the combined aggregate of Facility A2 Loan and Facility B Loans on each Facility B Repayment Date does not exceed the amount corresponding to the percentage (the “Relevant Percentage”) of the amount of Facility A2 Loan utilised and outstanding on the Initial Utilisation Date set out opposite that Facility B Repayment Date below:

Facility B Repayment Date	Relevant Percentage

The Interest Payment Date falling on the 12th Month after the Initial Utilisation Date	87.5%

The Interest Payment Date falling on the 18th Month after the Initial Utilisation Date	75.0%

The Interest Payment Date falling on the 24th Month after the Initial Utilisation Date	62.5%

The Interest Payment Date falling on the 30th Month after the Initial Utilisation Date	50.0%

The Interest Payment Date falling on the 36th Month after the Initial Utilisation Date	37.5%

The Interest Payment Date falling on the 42nd Month after the Initial Utilisation Date	25.0%

The Interest Payment Date falling on the 48th Month after the Initial Utilisation Date	12.5%

The Interest Payment Date falling on the 54th Month after the Initial Utilisation Date	0%

6.2	Reduction of Facility B

(a)

If Holdco wholly or partially repays or prepays the Facility A2 Loan with funds, which are unrelated to or not sourced from the Company’s Utilisation of Facility B, the Total Facility B Commitments shall be reduced by an amount which is equal to the amount of such repayment or prepayment of the Facility A2 Loan on the date of such repayment or prepayment.

(b) Any reduction of the Total Facility B Commitments shall reduce rateably the Facility B Commitment of each Lender.

6.3	No re-borrowing

None of the Borrowers may re-borrow any part of a Facility which is repaid or prepaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan (or any part thereof) to or for such Lender in respect of such Lender's participation in any Loan):

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying Holdco, the Commitment of that Lender for each Facility will be immediately cancelled; and

(c)

each Borrower shall repay that Lender's participation in each of the Loans made to that Borrower on the last day of the Interest Period relating to such Loan occurring after the Agent has notified Holdco or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2   Mandatory prepayment from Public Equity Issuance Proceeds

(a)	In this Clause 7.2:

"Public Equity Issuance Proceeds" means the aggregate amount of all cash (and the fair market value of all non-cash consideration which is not subject to the Transaction Security) received by or paid to the order of any Borrower in respect of any Public Equity Issuance after deducting:

	(i)	all costs, expenses and fees properly incurred and payable by the relevant Borrower in connection with that Public Equity Issuance; and

	(ii)	any amounts paid or provided to be paid by the relevant Borrower for or on account of Taxes as a result of that Public Equity Issuance.

"Public Equity Issuance" means any issuance or sale by any Borrower of any of the share capital or of any Equity Rights for the share capital of that Borrower, if the equity or capital contribution or the consideration for that sale or issuance derives directly or indirectly from any offer or sale constituting a public offering under the securities laws of the relevant jurisdiction after the date of this Agreement in which either or both retail and institutional investors are eligible to buy any share capital or Equity Rights for share capital of that Borrower.

(b)

The Company shall ensure that an amount equal to the full amount of any Public Equity Issuance Proceeds (that are attributable to any receipt or payment to the order of the Company) is paid into the Company Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts), unless otherwise agreed by the Lenders.

(c)

Holdco shall ensure that an amount equal to the full amount of any Public Equity Issuance Proceeds (other than any that falls within paragraph (b)) is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts), unless otherwise agreed by the Lenders.

7.3   Mandatory prepayment from Debt Incurrence Proceeds

(a)	In this Clause 7.3:

"Debt Incurrence Proceeds" means the aggregate amount of all cash (and, in the case of any non-cash consideration including by way of set-off, the monetary value thereof which is not subject to the Transaction Security) received by or paid to the order of any Borrower as a result of incurring any Financial Indebtedness after the date of this Agreement except for any Permitted Financial Indebtedness set out in paragraphs (b)(i), (b)(iii), (b)(iv) and b(v) of Clause 20.6 (Restrictions on financial indebtedness) after deducting:

	(i)	all costs and expenses properly incurred and payable in connection with incurring that Financial Indebtedness; and

	(ii)	any amounts paid or provided to be paid by that Borrower for or on account of Taxes as a result of incurring that Financial Indebtedness.

(b)

The Company shall ensure that an amount equal to the full amount of any Debt Incurrence Proceeds (that are attributable to any receipt or payment to the order of the Company) is paid into the Company Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts).

(c)

Holdco shall ensure that an amount equal to the full amount of any Debt Incurrence Proceeds (other than any that falls within paragraph (b)) is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts), except such Debt Incurrence Proceeds attributable to the Financial Indebtedness set out in paragraph (b)(ii) of Clause 20.6 (Restrictions on financial indebtedness) that are deposited into the Holdco Operating Account for the application of the Permitted Holdco Administrative Payments.

7.4	Mandatory prepayment from Disposal Proceeds

(a)	In this Clause 7.4:

“Disposal Proceeds" means the aggregate amount of all cash payments (and the fair market value of all non-cash consideration (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) which is not subject to the Transaction Security) received by or paid to the order of any Borrower in connection with the sale, transfer or other disposal (including, without limitation, a lease which has the effect of disposing of a substantial part of the economic value of an asset) by that Borrower after the date of this Agreement, except for any Permitted Disposal set out in Clause 20.5(b) (Disposal), after deducting:

(i)	fees and transaction costs properly incurred and payable in connection with that sale, transfer or disposal; and

(ii)	any amounts paid or provided to be paid by that Borrower for or an account of Taxes as a result of that sale, transfer or disposal.

(b)

The Company shall ensure that an amount equal to the full amount of any Disposal Proceeds(that are attributable to any receipt or payment to the order of the Company) is paid into the Company Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts).

(c)

Holdco shall ensure that an amount equal to the full amount of any Disposal Proceeds (other than any that falls within paragraph (b)) is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts).

7.5   Mandatory prepayment from Insurance Proceeds

(a)	In this Clause 7.5:

“Insurance Proceeds" means any cash proceeds received by or paid to the order of any Borrower under or pursuant to any insurance policy (or equivalent) (excluding any insurance policy (or equivalent) in respect of any (i) third party liability of any Borrower or any liability owed by any Borrower to its employees; (ii) automobile insurance; and (iii) employee guarantee insurance and directors liability insurance) after the date of this Agreement, less any Taxes, costs and expenses properly incurred and payable by such Borrower in making the relevant claim under such insurance policy (or equivalent) giving rise to such receipt or payment.

(b)

Holdco shall ensure that an amount equal to the full amount of any Insurance Proceeds that are attributable to any receipt or payment to the order of Holdco is applied in accordance with Clause 7.10 (Prepayment Account) unless (i) the amount of such Insurance Proceeds is less than KRW 3,000,000,000; and (ii) such amount is applied to rebuild, repair or repurchase the insured property within 6 months of receipt of the Insurance Proceeds.

(c)

The Company shall ensure that an amount equal to the full amount of any Insurance Proceeds (other than any falling within paragraph (b)) is applied in accordance with Clause 7.10 (Prepayment Account) unless (i) the amount of such Insurance Proceeds is less than KRW 3,000,000,000; and (ii) such amount is applied to rebuild, repair or repurchase the insured property within 6 months of receipt of the Insurance Proceeds.

7.6   Mandatory prepayment from Claim Proceeds

(a)	In this Clause 7.6:

“Claim Proceeds" means any amount received or recovered by Holdco pursuant to or in respect of:

(i)

any breach of contract or warranty claim under any Acquisition Document or Report or any reliance letter or any related legal action or proceedings in respect of the Acquisition (whether by way of judgment on or settlement of any such claim) (in each case net of Taxes, costs and expenses properly incurred in achieving any such receipt or recovery); or

(ii) any refund or return of the purchase price for the Acquisition (or any part thereof).

(b)	Holdco shall ensure that an amount equal to the full amount of any Claim Proceeds is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts).

7.7   Mandatory prepayment of Excess Cash Flow

(a)	In this Clause 7.7:

"Excess Cash Flow" means for any financial year of the Company (by reference to the audited non-consolidated financial statements of the Company) (the "Relevant Financial Year"), the amount equal to EBITDA for that Relevant Financial Year:

plus

	(i)	increases in deferred revenue;

	(ii)	(if negative) any difference between working capital on the last day of the relevant period and the last day of the preceding period; and

	(iii)	(to the extent not already covered above) other cash income of the Company (including income of an extraordinary, non-recurring or unusual nature),

less

	(iv)	permitted Capital Expenditure actually incurred by the Company;

	(v)	interest expense payable in cash on all Permitted Financial Indebtedness incurred by the Company;

(vi)	scheduled principal payments on all Permitted Financial Indebtedness incurred by the Company;

(vii)	principal amounts prepaid by the Company under Clause 7.11 (Voluntary prepayment of the Loans);

(viii)	income tax and like taxes payable in cash net of cash income tax amounts received by the Company (including any tax credit, relief, refund and remission);

(ix)	(if positive) any difference between working capital on the last day of the relevant period and the last day of the preceding period;

(x)	increases in deferred charge;

(xi)	the Distributions made by the Company to Holdco; and

(xii)	(to the extent not already covered above) other cash expenses of the Company (including costs or expenses of an extraordinary, non-recurring or unusual nature).

(b)

In respect of each financial year of the Company commencing with the financial year ending December 31, 2012, Holdco shall ensure that, on or prior to the earlier of (A) the expiry of 5 Business Days after delivery to the Agent of the Company's audited consolidated financial statements in respect of that financial year and (2) the expiry of 110 days after the end of that financial year (whichever is earlier), an amount (the "Excess Cash Flow Amount" for that financial year) equal to the product of (x) the Excess Cash Flow for that financial year and (y) the percentage set out in column (2) of the table below opposite that Leverage Ratio shall be paid into the Company Prepayment Account for application in accordance with Clause 7.10 (Prepayment Account).

(1) Leverage Ratio	(2) Percentage

3.5:1 or more	50%

3.0:1 or more but less than 3.5:1	40%

2.5:1 or more but less than 3.0:1	30%

2.0:1 or more but less than 2.5:1	20%

1.5:1 or more but less than 2.0:1	10%

less than 1.5:1	0%

7.8    Mandatory prepayment from Sponsor Proceeds

(a)	In this Clause 7.8:

“Sponsor Proceeds" means the aggregate amount of all cash received by or paid to the order of any Borrower as a result of incurrence of any loan directly or indirectly from the Sponsor or Dutchco or any issuance or sale of any of the share capital or of any Equity Rights of that Borrower directly or indirectly to the Sponsor or Dutchco after deducting:

	(i)	all costs and expenses properly incurred and payable in connection with incurring that loan or issuing that equity; and

(ii)	any amounts paid or provided to be paid by that Borrower for or on account of Taxes as a result of incurring that loan or issuing that equity.

(b)

The Company shall ensure that an amount equal to the full amount of any Sponsor Proceeds (that are attributable to any receipt or payment to the order of the Company) is paid into the Company Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts).

(c)

Holdco shall ensure that an amount equal to the full amount of any Sponsor Proceeds (other than any that falls within paragraph (b)) is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts), except such Sponsor Proceeds that are deposited into (i) the Debt Service Reserve Account for compliance with paragraph (b) of Clause 4.3 (Post-completion undertakings) and (ii) the Holdco Operating Account for the application of the Permitted Holdco Administrative Payments.

7.9    Mandatory prepayment from Distribution Proceeds

(a)	In this Clause 7.9:

“Distribution Proceeds" means the proceeds from any Distribution made to Holdco by the Company, less any Taxes, costs and expenses properly incurred and payable by Holdco in connection with such Distribution.

(b)

Holdco shall ensure that an amount equal to the full amount of any Distribution Proceeds is paid into the Holdco Prepayment Account for application in accordance with Clause 7.10 (Prepayment Accounts) except such Distribution Proceeds that are set aside by way of reserves for the repayment of the Facility A2 Loan (or payment of any interest on the Facility A2 Loan) scheduled to become due and payable.

7.10  Prepayment Accounts

(a)	In this Clause 7.10:

"Proceeds" means the moneys relating to or representing any or all of the following which are payable into any Prepayment Account under Clauses 7.2 (Mandatory prepayment from Public Equity Issuance Proceeds) to 7.9 (Mandatory Prepayment from Sponsor Proceeds):

	(i)	Public Equity Issuance Proceeds;

	(ii)	Debt Incurrence Proceeds;

	(iii)	Disposal Proceeds;

	(iv)	Insurance Proceeds;

	(v)	Claim Proceeds;

	(vi)	Excess Cash Flow;

	(vii)	Sponsor Proceeds; and/or

	(viii)	Distribution Proceeds,

where "Proceeds" are relevant to or relate to Holdco if they are payable into the Holdco Prepayment Account, and "Proceeds" are relevant to or relate to the Company if they are payable into any the Company Prepayment Account.

(b)

Each Borrower shall ensure that all Proceeds (or an equal amount) (for the avoidance of doubt, including amounts which are not subject to immediate mandatory prepayment if such amounts are used for a specific purpose within a specified period (if any)) relevant to it are paid directly into (or, as soon as practicable and in any event within 5 Business Days after receipt by or payment to the order of any Borrower, are transferred into) the Prepayment Account in its name and all payments to be made or transferred into the Prepayment Account shall be in Korean Won.

(c)

Within 5 Business Days after the date (the "Receipt Date") on which any Proceeds or any consideration giving rise to any Proceeds have been received by or paid to the order of any Borrower, Holdco shall deliver to the Agent a certificate, signed by a Financial Officer of the Company or a director of Holdco, confirming:

	(i)	the Receipt Date;

	(ii)	the amount of those Proceeds; and

	(iii)	details of the nature of such Proceeds or such consideration giving rise to such Proceeds and of any amounts deducted from or when calculating those Proceeds or such consideration.

(d)

Holdco shall ensure that the entire balance standing to the credit of the Holdco Prepayment Account (other than the balance attributable to any Distribution made to Holdco by the Company with the proceeds of Facility B Loans) shall, at the end of each Interest Period relating to Facility A Loan be applied towards prepayment of Facility A Loan in the following order:

	(i)	first, in prepayment of the Facility A1 Loan; and

	(ii)	secondly, in prepayment of the Repayment Instalments for Facility A2 Loan in the inverse order of maturity.

(e)

Holdco shall ensure that the balance standing to the credit of the Holdco Prepayment Account attributable to any Distribution made to Holdco by the Company with the proceeds of Facility B Loans shall, on the immediately following Repayment Date for Facility A2 Loan, be applied towards prepayment of Facility A2 Loan in the order of maturity.

(f)

The Company shall ensure that the entire balance standing to the credit of the Company Prepayment Account shall, at the end of each Interest Period relating to Facility B Loans, be applied towards prepayment of Facility B Loans in the order of maturity.

(g)	No amount may be withdrawn or transferred from any or all of the Prepayment Accounts except:

	(i)	to make the prepayments and/or applications required under this Clause 7.10 or as otherwise permitted under this Agreement; or

	(ii)	with the prior consent of the Majority Lenders.

7.11   Voluntary prepayment of the Loans

(a)

Each Borrower may, if such Borrower gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay all or any part of the Loans on the last day of an Interest Period relating thereto, provided that except in the case of prepayment of the Loans in full, the aggregate amount of such prepayment shall be a minimum amount of KRW10,000,000,000 and an integral multiple of KRW1,000,000,000.

(b)	In the case of prepayment by Holdco, the amount of such prepayment shall be applied pro rata towards the prepayment of Facility A1 Loan and then Facility A2 Loan.

(c)	A Facility B Loan may only be prepaid under this Clause 7.11 after the repayment or prepayment in full of Facility A Loans.

(d)

Any prepayment of any Loan under any of Facility A (or any part thereof) made under this Clause 7.11 shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in respect of the remaining Repayment Instalments for such Loan in the inverse order of maturity.

(e)	Any prepayment of any Loan under any of Facility B (or any part thereof) made under this Clause 7.11 shall be applied towards prepayment of Facility B Loans in the inverse order of maturity.

7.12	Right of replacement of a single Lender

If:

(a) any sum payable to any Lender by a Borrower in respect of any part of such Lender's share of any Loan is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(b)

any Lender claims indemnification from a Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs) in respect of any part of such Lender's share of Loan or any part of such Lender's Commitment in respect of any Facility, the relevant Borrower may, while the circumstance giving rise to such requirement or indemnification continues give the Agent notice of cancellation of such part of such Commitment of that Lender and its intention to procure the prepayment of such part of such Lender's participation in such Loan, whereupon such part of such Commitment of that Lender shall immediately be reduced to zero. On the last day of the Interest Period relating to such Loan which ends after such Borrower has given notice under this Clause 7.12 (or, if earlier, the date specified by such Borrower in that notice), the Borrower to whom such Loan is made shall prepay such part of such Lender's participation in such Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents.

Any prepayment of any Loan under any of Facility A or Facility B (or any part thereof) made under this Clause 7.12 after the expiry of the Availability Period for such Facility, shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in respect of the remaining Repayment Instalments for such Loan in inverse order of maturity.

7.13	Restrictions

(a)

Any notice of cancellation or prepayment given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made after payment of all interest accrued and due and, subject to the provisions of Clause 7.14 (Prepayment fee), without premium or penalty.

(c)

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments of the Lenders in respect of any or all of the Facilities except at the times and in the manner expressly provided for in this Agreement.

(d)

Unless a contrary indication appears in this Agreement, no amount of the Total Commitments or the Commitment of any Lender in respect of any Facility cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either Holdco (on behalf of the Borrowers) or the affected Lender, as appropriate.

7.14   Prepayment Fee

(a)

No prepayment or cancellation fee shall be payable by any Borrower in respect of the prepayment and/or cancellation of any Loan pursuant to Clause 7.1 (Illegality), Clause 7.10 (Prepayment Account), Clause 7.11 (Voluntary prepayment of the Loans) and/or Clause 7.12 (Right of Replacement of a Single Lender).

(b)

Notwithstanding paragraph (a) above, if all or any part of any Loan (the "Relevant Loan") is to be prepaid in accordance with Clause 7.11 (Voluntary prepayment of the Loans) and Clause 7.3 (Mandatory prepayment from Debt Incurrence Proceeds) prior to (and including) the date falling 18 Months from the Initial Utilisation Date, the Borrower to whom such Relevant Loan is made shall, in addition to all other sums required to be paid under this Agreement in connection with such prepayment, pay to the Lenders (to whom any part of such Relevant Loan is owed) on such date a prepayment fee equal to 1.0% of the amount (if any) by which the amount to be so prepaid on such Relevant Loan on such date; provided, that no such prepayment fee shall apply to any prepayment of the Facility A2 Loan which is prepaid with the proceeds of the Utilisation of Facility B Loans.

Each Lender's share of such prepayment fee in respect of any Relevant Loan shall be a proportion of such prepayment fee, where such proportion is equal to such Lender's share (expressed as a percentage) of such Relevant Loan immediately prior to such prepayment.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) CD Rate.

provided that, while an Event of Default (other than any Event of Default under Clause 21.1 (Non-payment) for any failure to pay any amount under any Finance Document, to which Clause 8.3 (Default interest) applies) is continuing, the rate of interest on each Loan for each day during each Interest Period relating thereto shall be the sum of (A) the rate of interest that would otherwise (but for this proviso) apply to such Loan and such day during such Interest Period and (B) 5.0% per annum.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period relating thereto.

8.3	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date and:

(i)

such amount is attributable to any Loan under any Facility or any interest payable in respect of any Loan under any Facility, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 5.0% per annum and the rate which would have been payable if such overdue amount had, during the period of non- payment, constituted a Loan under such Facility for successive Interest Periods, each of a duration selected by the Agent (acting reasonably); or

(ii)

such amount is not specifically attributable to any Loan under any Facility or any interest payable in respect of any Loan under any Facility, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 5.0% per annum and the rate which would have been payable if such overdue amount had, during the period of non-payment, constituted a Loan under such Facility as would give rise to the highest rate of interest for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

Any interest accruing under this Clause 8.3 shall be immediately payable by such Borrower on demand by the Agent.

(b)	If any such overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to that overdue amount during that first Interest Period shall be the sum of 5.0% per annum and the rate which would have applied if that overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with that overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods for Loans

(a)

Subject to paragraphs (b) and (c), each Interest Period for each Loan shall be 3 Months, provided that (if as at the Utilisation Date for any Loan, any other Loan is already outstanding) the first Interest Period for such first-mentioned Loan shall end on the last day of the current Interest Period for such other Loan that is already outstanding.

(b)	An Interest Period for a Loan under any Facility shall not extend beyond the Final Maturity Date for such Facility.

(c)

An Interest Period for a Loan shall not extend beyond any Repayment Date for such Loan (except any Interest Period commencing on such Repayment Date), and any Interest Period for a Loan which would otherwise extend beyond any Repayment Date for any Loan (except any Interest Period commencing on such Repayment Date) shall end on such Repayment Date.

(d)	Each Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

	(i)	the applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

	(i)	at or about 3.30 p.m. on the Quotation Day for the relevant Interest Period, the CD Rate is not capable of being determined in accordance with the definition of CD Rate or is zero or negative; or

(ii)

before close of business in Seoul on the Quotation Day for the relevant Interest Period, the Agent receives notifications from two or more Lenders (whose participations in a Loan exceed 50% of that Loan) that the cost to it of funding its participation in the relevant Loan would be in excess of CD Rate.

10.2   Substitute basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the affected Borrower so requires, the Agent and the affected Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any substitute basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders holding such Loan and affected Borrower, be binding on all Parties.

(c)

For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with paragraph (a) of Clause 10.1 (Market disruption). If a Market Disruption Event ceases to be continuing, the rate of interest on a Loan shall revert to the rate calculated in accordance with Clause 8.1 (Calculation of interest) on the first day of the next Interest Period.

11.	FEES

11.1	Up-front Fee

Holdco shall pay to the Agent (for the account of the Lenders) an up-front fee in the amount of and at the times agreed in a Fee Letter.

11.2	Arrangement Fee

Holdco shall pay to the Mandated Lead Arranger an arrangement fee in the amount of and at the times agreed in a Fee Letter.

11.3	Agency Fee

Holdco shall pay to the Agent (for its own account) an agency fee in the amount of and at the times agreed in a Fee Letter.

11.4	Deduction of Fees

Payment of the fees in Clauses 11.1 (Up-front Fee) and 11.2 (Arrangement Fee) and the initial fees under Clause 11.3 (Agency Fee) shall be made out of the proceeds of the Utilisation on the Initial Utilisation Date in accordance with the terms of the relevant Fee Letters and the Agent is authorized to deduct the amount of such fees from such proceeds on behalf of Holdco and apply such deducted amount towards such fees subject to and in accordance with the terms of this Agreement.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by a Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	In this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2   Tax gross-up

(a)

All payments to be made by a Borrower to any Finance Party under the Finance Documents shall be made without any set-off or counterclaim, and free and clear of and without any Tax Deduction, unless that Borrower is required to make a Tax Deduction, in which case the sum payable by such Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

(b)

A Borrower or a Lender shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify Holdco and that Borrower, if different from Holdco.

(c)

If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if (A) any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or (B) if any liability in respect of any such payment referred to in (A) is asserted, imposed, levied or assessed against any Finance Party, Holdco shall, upon demand by the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability or, as the case may be, pay to the Finance Party an amount equal to the amount of such payment or liability, (in each case) together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Facility Office is located; or

(iii)	the extent that such loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(b)	A Finance Party intending to make a claim pursuant to paragraph (a) above shall notify the Agent of the event giving rise to such claim, whereupon the Agent shall notify Holdco thereof.

(c)	A Finance Party shall, on receiving a payment from Holdco under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to that Tax Payment; and

(b) that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had that Tax Payment not been made by that Borrower.

12.5	Stamp taxes

Holdco shall pay and, within 5 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect tax

(a)

All consideration payable under a Finance Document by a Borrower to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party under or in connection with a Finance Document, that Party shall pay to that Finance Party (in addition to and at the same time as paying that consideration) an amount equal to the amount of that Indirect Tax.

(b)

If Indirect Tax is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, then to the extent that any Borrower is required by the terms of any Finance Document to pay an amount in respect of the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Borrower shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Indirect Tax.

(c)

Where a Finance Document requires a Borrower to reimburse a Finance Party for any costs or expenses, that Borrower shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of such Indirect Tax.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions), Holdco shall, within 5 Business Days of demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred or suffered by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)

a reduction in the rate of return from any Facility (or from amounts payable in respect of any Facility) or on the overall capital of a Finance Party (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under or in respect of any Finance Document,

which is incurred or suffered by any Finance Party to the extent that it is attributable to that Finance Party having entered into, or undertaken any commitment (including that represented by its Commitment for any Facility), or funding or performing its obligations under, any Finance Document.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to that claim, following which the Agent shall promptly notify Holdco.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of the Increased Costs in respect of any claim made by it under this Clause 13.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to any Increased Cost the extent that:

	(i)	such Increased Cost is attributable to a Tax Deduction required by law to be made by a Borrower;

(ii)

such Increased Cost is compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

	(iii)	such Increased Cost so claimed by a Finance Party is attributable to the breach by such Finance Party or its Affiliates of any law or regulation; or

	(iv)	such Increased Cost is attributable to a change to any law or regulation relating to the Credit Guarantee Fund Contribution.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Other indemnities

(a)

Holdco shall (or shall procure that the Company will), within 5 Business Days of demand, indemnify each of the Finance Parties against any cost, loss or liability incurred by that Finance Party as a result of:

	(i)	the occurrence of any Event of Default;

(ii)

a failure by a Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Lenders);

(iii)

funding, or making arrangements to fund, the participation of a Finance Party in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

	(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or as required by this Agreement.

(b)

Holdco undertakes to pay each Finance Party within 5 Business Days of demand an amount equal to any liability, damages, cost, loss or expense (including legal fees, costs and expenses) directly incurred by that Finance Party or any of the directors, officers, employees or agents of such Finance Party (each a "Relevant Party") arising out of, in connection with or based on:

	(a)	the Acquisition (whether or not made);

(b)

any Relevant Party financing or refinancing, or agreeing to finance or refinance, directly or indirectly, any acquisition of any shares or interest in the Company by any Borrower or any person acting in concert with any Borrower; or

	(c)	the use of proceeds of any Loan,

except to the extent that such liability, damages, cost, loss or expense (as the case may be):

	(i)	have resulted primarily from the gross negligence or wilful misconduct of that Relevant Party;

	(ii)	relate to fees payable under Clause 11 (Fees) or the cost of work to which those fees relate or claims for loss of profits by the Finance Parties under the Finance Documents; or

	(iii)	relate to costs and expenses of the type payable under Clause 16.1 (Transaction expenses), whether incurred by the Finance Parties mentioned in such Clause or any other Finance Party.

14.2	Indemnity to the Agent

Holdco shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

	(a)	investigating any event which it reasonably believes is a Default; or

	(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.3	Indemnity to the Security Agent

(a)	Holdco Shall promptly indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent as a result of:

	(i)	the taking, holding, protection or enforcement of the Transaction Security;

	(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Parties or by law; or

	(iii)	any default by any Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)

The Security Agent may, in priority to any payment to the Secured Creditors, indemnify itself out of the Secured Assets in respect of, and pay and retain, all sums necessary to give affect to the indemnity in this Clause 14.3 and shall have a lien on the Transaction Security and the proceeds of enforcement of the Transaction Security for all monies payable to it.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with Holdco, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	Holdco shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

(a)

Holdco shall promptly on demand pay the Agent, the Security Agent and the Arrangers the amount of all costs and expenses (including fees of the Korean legal counsel of the Arrangers and the Agent) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

	(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and/or

	(ii)	any other Finance Documents executed after the date of this Agreement,

(b)	The amount of costs and expenses incurred pursuant to paragraph (a) above until (and including) the initial Utilization Date of the Tranche B Loan shall not exceed KRW 400,000,000.

(c)	Sufficient documentary evidence of such costs and expenses shall be provided to Holdco.

16.2	Amendment costs

If a Borrower requests an amendment, waiver or consent under any Finance Document, Holdco shall, within 5 Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request. Sufficient documentary evidence of such costs and expenses shall be provided to Holdco.

16.3	Enforcement costs

Holdco shall, within 5 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or in connection with any restructuring or renegotiation of the Secured Liabilities and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights. Sufficient documentary evidence of such costs and expenses shall be provided to Holdco.

16.4	Security Agent expenses

Holdco shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document. Sufficient documentary evidence of such costs and expenses shall be provided to Holdco.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

(a)	Each Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement, on the Initial Utilisation Date and at the Closing Date.

(b)

Any representation or warranty made by Holdco at any time prior to the Closing Date with respect to the Company is only given to the best of the actual knowledge of Holdco (having made due and careful enquiry). For the avoidance of doubt, this qualification shall not apply (i) to such representations and warranties to the extent they relate to persons other than the Company, (ii) to any representation or warranty given by the Company (as and when it becomes party hereto) or (iii) at any time on or after the Closing Date.

17.1	Status

(a)	It and each of its Subsidiaries is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is or will be a party are legal, valid, binding and enforceable obligations and each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective, subject to:

(a)	any legal qualifications which are specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation); and

(b)	in the case of any Security Document, the Perfection Requirements.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(i)	any law or regulation applicable to it or any of its Subsidiaries;

(ii)	its or any of its Subsidiaries' constitutional documents; or

(iii)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b) No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of indemnities contemplated by the Transaction Documents to which it is a party.

17.5	Validity and admissibility in evidence

All Authorisations required:

(a)

to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents;

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and/or

(c) to enable it to create the Security to be created by it pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect except:

(i) for any applicable Perfection Requirements that are yet to be complied with in accordance with the Finance Documents; and

(ii) as specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation).

All Authorisations necessary for the ownership of its assets and the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

(a) The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)

Any judgment obtained in Korea in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its jurisdiction of incorporation and, in relation to a Finance Document governed by a law other than Korean law, in the jurisdiction of the governing law of that Finance Document.

17.7	Deduction of Tax

Except as specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	Filings and stamp taxes

Except as specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation), under the laws of its jurisdiction of incorporation it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar tax be paid on or in relation to any of the Finance Documents or the transactions contemplated by the Finance Documents, save in each case for (a) complying with any applicable Perfection Requirements, (b) (until 15 Business Days (or any applicable shorter period) after stamp duty has been adjudicated) the payment of stamp duty in respect of the Acquisition Documents and (c) (at any time after the Initial Utilisation Date) any other stamp, registration or similar tax that has been paid when required under applicable law.

17.9	No Default

(a)

No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries) assets are subject which has, or is reasonably likely to, have a Material Adverse Effect.

(c)

None of it or its Subsidiaries is in violation of or non-compliance with any applicable law or regulation which violation or non-compliance would, or could reasonably be expected to, have a Material Adverse Effect.

17.10	Authorised Signatures

Any person specified as its authorised signatory on any documents accepted by the Agent in respect of Schedule 2 (Conditions precedent) or under Clause 18.4 (Information: miscellaneous) is authorised to sign the Utilisation Request and other notices on its behalf.

17.11	Information

(a)

Except as otherwise disclosed by Holdco to the Agent prior to the date of this Agreement, it is not aware of any untrue statement of any material fact in any of the Reports, or of any omission of any material fact from any of the Reports (which fact is necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made).

(b)	(i)

To the best of its actual knowledge (having made due and careful enquiry), all of the representations and warranties given by the Sellers under the Acquisition Documents are true in all material respects and not misleading in any material respect.

(ii)

It is not aware of any other event or circumstance that, has or could reasonably be expected to have a material adverse effect on the ability of the Company to operate or conduct its business in the manner in which it is operated or conducted or to use or enjoy its assets as they are used or enjoyed as at the date of the Acquisition Agreement in any material respect. The financial projections provided pursuant to paragraph 6(c) of Part I-A of Schedule 2 (Conditions Precedent) have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date such projections were prepared.

(c)

All other factual information provided in writing by or on behalf of the Sponsor, Dutchco, any Borrower (including its advisers) to any Finance Party is true and complete in all materials respects as at the date such information is provided or as at the date (if any) at which it is stated, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances in which such information is provided, not misleading in any material respect.

17.12	Financial statements

(a)

Its Original Financial Statements were prepared in accordance with all applicable laws and regulations and with Korean GAAP as at the date thereof and give a true and fair view of its financial condition and the results of operations at the date and for the periods indicated therein.

(b)	Its most recent financial statements delivered pursuant to Clauses 18.1 (Annual financial statements) and 18.2 (Semi-annual financial statements):

(i) were prepared in accordance with Korean GAAP;

(ii) disclose all liabilities (contingent or otherwise) and all unrealised or anticipated losses which are required to be disclosed in such financial statements under Korean GAAP, as applicable; and

(iii)

give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and results of operations as at the end of or (as applicable) during the period to which they relate.

(c)	For the avoidance of doubt, each of the representations and warranties in paragraphs (a) and (b) above shall be made independently of each other.

17.13	Pari passu ranking

Without limiting Clause 17.15 (Security) below, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

(a)

Save as disclosed to the Agent in writing, it is not subject to or, to its actual knowledge (having made due and careful enquiry), has been threatened with, any claim, litigation, arbitration or governmental investigation or action or any similar proceeding which if determined adversely to such Borrower would result or would be reasonably expected to result in a Material Adverse Effect.

(b)

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of, or for the appointment of any provisional liquidator over any operations or assets of any Borrower. No petition has been presented for an administration order to be made in relation to any Borrower and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any of the foregoing persons.

17.15	Security

Except as specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation):

(a)

subject to the Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Secured Creditors, the Security which it is expressed to create over the assets which are expressed to be secured, fully perfected and with the ranking and priority it is expressed to have; and

(b)

none of the constitutional documents of the Borrowers or the Shareholders Agreement restricts or inhibits or would restrict or inhibit in any manner (other than in relation to any registration requirements set forth in such constitutional documents) any transfer of any shares or ownership interests of any Borrower which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document.

17.16  Title and Assets

(a)

It has good and marketable title to or has valid leasehold interests in or is entitled to use and enjoy all the rights and assets necessary to carry on its business in all material respects from time to time. All such assets are free and clear of all Security (other than Permitted Security ) and are in good working order and condition, except for normal wear and tear.

(b)

After the Security Documents required to be executed under Part I-A of Schedule 2 (Conditions Precedent to Initial Utilisation Request), Part II of Schedule 2 (Conditions Precedent Required to be Delivered by the Company) and paragraph (a) of Clause 4.3 (Post-completion undertakings) have been executed and, subject to any Perfection Requirements, all of the material assets of the Borrowers will be secured pursuant to the Security Documents.

17.17  Acquisition Documents

(a)	The Acquisition Documents:

(i)

together with such other documents (in the form so disclosed as mentioned in the following) disclosed by Holdco to the Agent in writing prior to the date of this Agreement and stated to be disclosed under this paragraph (a)(i), contain all of the terms of the agreement and arrangements between Holdco and the Sellers in relation to the Acquisition;

(ii)

are in full force and effect or, to the extent that any Acquisition Document is not in full force and effect, such failure to be in full force and effect will not affect the valid and effective transfer of legal and beneficial title to the Acquisition Shares to Holdco; and

(iii)

have not been amended or waived (in whole or in part) and no consent has been given thereunder, save in each case for amendments, waivers or consents which are minor or of a technical nature and which are not and might not be adverse to the interests of the Finance Parties and no defaults have occurred thereunder.

(b)	Apart from the Acquisition Documents , there are no transfer documents required to transfer the Acquisition Shares to Holdco.

17.18	Group Structure

(a)	Until the Closing Date, Holdco has no Subsidiaries.

(b)	The Company has no Subsidiaries.

(c)	On the Closing Date, (i) the Sponsor directly or indirectly owns 100% of the shares of Dutchco; and (ii) Dutchco owns 100% of the units of Holdco.

17.19	No prior business

Holdco:

(a)	has not traded or carried on any business;

(b)	does not have any liabilities or obligations (actual or contingent, present or future); or

(c)	has not entered into any contracts,

other than as contemplated by or in connection with the Transaction Documents.

17.20  Existing Debt

On the date of this Agreement and immediately prior to the Closing Date. Holdco does not have any Financial Indebtedness except under the Finance Documents.

17.21	No Financial Indebtedness or Security

(a)	No Borrower has any Financial Indebtedness other than Permitted Financial Indebtedness.

(b)	On the date of this Agreement and as of the Closing Date, no Borrower has any Security outstanding over any of its assets except Permitted Security.

17.22	Shares

(a)

As of the Closing Date, Holdco owns the Acquisition Shares, legally and beneficially, free and clear of any Security (other than Security created under the Security Documents). There is no Security (other than Security created under the Security Documents) or other third party rights over or affecting the Acquisition Shares and there is no agreement to give or create any such Security or right. To its actual knowledge (having made due and careful enquiry), no person has claimed to be entitled to any such Security or right on or before the date of the Acquisition Agreement.

(b)

The Equity Rights of any Borrower which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute all the Equity Rights in such Borrower that are held or beneficially owned, directly or indirectly, by any or all of the Borrowers and/or their respective Affiliates.

17.23  Intellectual Property Rights

(a)

Each Borrower owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property that is used or held for use in connection with the conduct of its business as currently conducted by such Borrower free and clear of any Security, except to the extent that the failure to have any such rights have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)

All Intellectual Property used or held for use in connection with the conduct of the Borrower’s business as conducted from time to time (and, with effect from the Closing Date, the conduct of the Acquisition Borrower's business as currently conducted) are valid and subsisting, and all registrations with and application to any Governmental Agency in respect of such Intellectual Property are valid and in full force and effect, except to the extent that non-compliance with the foregoing would not, and would not reasonably expected to, have individually or in the aggregate any Material Adverse Effect and, save for the payment of any fees and compliance with renewal procedures prescribed by applicable law, are not subject to the payment of any material Taxes or maintenance fees or the taking of any other actions by the Borrower to maintain their validity or effectiveness.

(c)

No Borrower has received any written notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any material agreement or contract to use any Intellectual Property used or held by it. There is no pending (or, to its actual knowledge (having made due and careful enquiry), threatened) assertion or claim challenging the validity of, or contesting its rights with respect to, any of the material Intellectual Property used or held for use in connection with the conduct of a Borrower's business as conducted from time to time (or, with effect from the Closing Date, the business of the Borrower as currently conducted), or asserting that any Borrower's use of any such Intellectual Property infringes upon, misappropriates or conflicts in any way with any Intellectual Property of any third party, which assertion or claim if determined adversely to it, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect.

17.24	Solvency

No Borrower is unable to pay its debts as and when such debts come due.

17.25	Taxes

(a)

Each Borrower has timely filed (taking into account all available extensions) all Tax Returns concerning Taxes which are material in the context of its business (or such Tax Returns have been filed on behalf of it) required to be filed by it by applicable law and has paid all amounts due in respect of Taxes (whether or not actually shown on such Tax Returns) other than amounts due which are being or were disputed in good faith by it and for which it has made adequate reserve on its books or otherwise could not reasonably be deemed to be material in the context of its business. All such Tax Returns are true, correct and complete in all material respects.

(b)

On or prior to the Closing Date, no Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Borrower. At any time after the Closing Date, no such audits or proceedings are pending or being conducted except to the extent that such audits or proceedings would not, and would not reasonably be expected to, have a Material Adverse Effect.

17.26  Insurances

(a)	The insurances required by Clause 20.14 (Insurance) are in full force and effect as required pursuant to the terms of this Agreement.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

17.27	Material Adverse Change

There has not been any material adverse change in the condition (financial or otherwise), business, assets, operations or business of the Borrowers, taken as a whole since the date of the Original Financial Statements.

17.28	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on:

(i) the date of each Utilisation Request (but for the initial Utilization Request, Holdco only);

(ii) the first day of each Interest Period relating to a Loan (but for the first Interest Period for the Tranche A Loans, Holdco only); and

(iii) in the case of the Company, the day on which it becomes (or it is proposed that it becomes) an additional Borrower.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Annual financial statements

Holdco shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 110 days after the end of its financial period commencing with the Closing Date and ending December 31, 2010 and, after that, within 110 days after the end of each financial year of the Company:

(i) the audited consolidated financial statements of Holdco for that financial period or year; and

(ii) the audited non-consolidated financial statements of the Company for that financial period or year.

18.2	Semi-annual financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available within 90 days after the end of the first half of each financial year of the Company the unaudited but reviewed non-consolidated financial statements of the Company for that financial half-year.

18.3	Compliance Certificate

(a)	Holdco shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Annual financial statements), a Compliance Certificate which shall:

(i)

set out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date at which or, as the case may be, in respect of the period for which those financial statements were drawn up; and

	(ii)	confirm that, as at the date at which those financial statements were drawn up, no Default is continuing (or if a Default is continuing, specify that Default and the steps being taken to remedy it).

(b)	Holdco shall ensure that the Compliance Certificate shall also:

	(i)	set out (in reasonable detail) the computation of Excess Cash Flow for that financial year (or other period) to which such financial statements relate; and

	(ii)	set out (in reasonable detail) computations as to compliance with Clause 19.2 (Capital Expenditure) during that financial year (or other period) to which such financial statements relate.

(c)	Each Compliance Certificate shall be signed by the chief executive officer or the most senior Financial Officer of Holdco.

(d)

Holdco shall ensure that each Compliance Certificate required to be delivered with the financial statements of the Company delivered pursuant to paragraph (ii) of Clause 18.1 (Annual financial statements) and Clause 18.2 (Semi-annual financial statements) shall, at the reasonable request of the Agent (acting on the instructions of the Majority Lenders), be reported on by the Company's auditors (without any "going concern" or similar qualification or exception and without any exception to the scope of the audit) provided that any such reporting shall only relate the computations in such Compliance Certificate and shall not include any reporting or confirmation in relation to paragraph (a)(ii).

18.4	Information: miscellaneous

(a)	Holdco shall supply (or procure to be supplied) to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)

at the same time as they are dispatched, all documents dispatched by any Borrower to all or substantially all of (or of any class of) its creditors, subject to restrictions under applicable laws or regulations;

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration, winding-up, receivership, judicial management proceedings, proceedings relating to the appointment of a receiver and/or manager or administrative proceedings which are current, threatened or pending against any Borrower which might, if adversely determined, have a Material Adverse Effect;

	(iii)	promptly upon becoming aware of them, the details of any material labour dispute affecting any Borrower which could have a Material Adverse Effect;

(iv)

promptly upon becoming aware of them, the details of any transfer of legal or beneficial ownership in any shares in the capital of or any ownership interest in any Borrower or any actual or proposed issue or allotment of any share capital of or ownership interest in or Equity Rights in respect of any Borrower;

	(v)	promptly upon becoming aware of them, the details of:

		(A)	any actual or proposed amendment to or waiver or consent under any Acquisition Document which would, or could reasonably be considered to, be material; and/or

(B)

any breach of or default under, or any notice given or received under and any claim or potential claim made by or against any Borrower under any Acquisition Document which would, or could reasonably be expected to, have a Material Adverse Effect;

	(vi)	promptly upon becoming aware of them, the details of any claim or potential claim for an amount in excess of KRW500,000,000 made by or on behalf of any Borrower under any insurance policy;

	(vii)	promptly, such further information regarding the Acquisition or the financial condition, business and operations of any Borrower as any Finance Party (through the Agent) may reasonably request; and

(viii)

promptly, notice of any change in authorised signatories of any Borrower in respect of the Finance Documents signed by a director or the secretary of that Borrower accompanied by specimen signatures of any new signatory.

(b)	Each Borrower shall supply to the Security Agent such information as it reasonably requires for the performance of its rights and obligations under the Finance Documents.

18.5	Notification of default

Each Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Borrower is aware that a notification has already been provided by another Borrower).

18.6	Inspection of books and records

(a)	Each Borrower shall:

(i) keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(ii)

permit any Finance Party or any of its representatives, at reasonable times and intervals (not exceeding twice a year if no Default has occurred), and upon reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors.

(b)	Each Borrower hereby authorises the Finance Parties to discuss the Reports with the firms which prepared them.

18.7    Auditors and financial year end

(a)	Holdco shall ensure that the auditors for each of the Borrowers are independent public accountants of recognized international standing.

(b)	Holdco shall ensure that, after the Closing Date, the financial year end of the Company is December 31.

(c)	No Borrower shall change its financial year end without the consent of the Majority Lenders (not to be unreasonably withheld).

18.8    Investigations

(a)

If an Event of Default has occurred and is continuing or if the Majority Lenders believe on reasonable grounds that any financial statements, certificates or calculations provided under this Agreement are inaccurate or incomplete in any material respect, the Agent (acting on the instructions of the Majority Lenders) may:

(i)

instruct (or require Holdco to instruct) the auditors of the Borrowers (or such other independent public accountants of recognised international standing as the Agent selects) to investigate the affairs, financial performance or accounting and other reporting procedures and standards of the Borrowers; or

	(ii)	instigate such other investigations and commission such other reports as the Agent (acting on the instructions of the Majority Lenders) requires.

All reasonable costs and expenses of the carrying out of and/or preparation of each such investigation or report shall be borne by Holdco if an Event of Default has occurred and is continuing (as at the commencement of such investigation or preparation of such report) or if any financial statements, certificates or calculations provided under this Agreement are determined, by any such auditors or other independent public accountants or in any such report, to have been inaccurate or incomplete in any material respect.

(b)	Each Borrower shall co-operate fully with any person carrying out an investigation or preparing a report pursuant to paragraph (a) above.

19.	FINANCIAL COVENANTS

19.1	Financial condition

Holdco shall, based on its latest audited annual consolidated financial statements, ensure that:

(i)

Leverage Ratio: in respect of any Relevant Period, the ratio of (x) Total Debt on the last day of that Relevant Period to (y) EBITDA in respect of that Relevant Period set out in column (1) of the table below (the "Leverage Ratio") will not exceed the ratio set out in column (2) of the table below opposite that Relevant Period; and

(ii)

Debt Service Coverage Ratio: in respect of any Relevant Period set out in column (1) of the table below, the ratio of (x) EBITDA plus beginning cash balance minus Capital Expenditure minus Taxes, in respect of that Relevant Period to (y) Debt Service in respect of that Relevant Date (the “Debt Service Coverage Ratio”) will not be less than the ratio set out in column (3) of the table below.

Column (1) Relevant Date	Column (2) Leverage Ratio	Column (3) Debt Service Coverage Ratio
January 1, 2011 to December 31, 2011	4.5:1	1.1:1
January 1, 2012 to December 31, 2012	4.0:1	1.1:1
January 1, 2013 to December 31, 2013	3.5:1	1.1:1
January 1, 2014 to December 31, 2014	3.0:1	1.1:1

19.2	Capital Expenditure

(a)

The aggregate Capital Expenditure of the Company in respect of any financial period specified in column (1) below shall not exceed the amount set out in column (2) below opposite that financial period:

Column (1) Financial period	Column (2) Maximum Capital Expenditure
Financial period commencing on the Closing Date and ending December 31, 2010	KRW17,000,000,000
Financial year ending December 31, 2011	KRW17,000,000,000
Financial year ending December 31, 2012	KRW17,000,000,000
Financial year ending December 31, 2013	KRW17,000,000,000
Financial year ending December 31, 2014	KRW17,000,000,000
Financial year ending December 31, 2015	KRW17,000,000,000

(b)

Notwithstanding the provisions of paragraph (a) above, the Company may not incur any Capital Expenditure while an Event of Default is continuing without the prior written consent of the Majority Lenders.

(c)

If in any financial period (the “Original Financial Period”) the amount of the Capital Expenditure is less than the maximum amount permitted for that Original Financial Period (the difference being referred to below as the “Unused Amount”), then the maximum expenditure amount set out in column (2) above for the immediately following financial period (the “Carry Forward Year”) shall, for the purpose of that Carry Forward Year only, be increased by an amount (the “Permitted Carry Forward Amount”) equal to the Unused Amount.

(d)

In any Carry Forward Year, the original amount specified in column (2) above shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year and no amount carried forward into that Carry Forward Year may be carried forward into a subsequent financial period.

(e)	Holdco may not incur any Capital Expenditure at any time.

19.3     Curative Equity

(a)

The Sponsor or Dutchco may, on not more than three occasions in the aggregate and in respect of no more than two consecutive Relevant Dates or Relevant Periods, cure a breach of the Leverage Ratio and the Debt Service Coverage Ratio (as the case may be) by way of an investment of Curative Equity within 30 days of the date on which Holdco receives notice of that breach and an Event of Default arising from any such breach will not be continuing after that payment of Curative Equity has been made.

(b)	Any Curative Equity actually made available by the Sponsor or Dutchco to Holdco shall:

(i)

for a breach of the Leverage Ratio in respect of any date during any Relevant Period, be an amount sufficient to cure that breach on the basis that it shall be deemed to reduce the Total Debt on such date by the amount of Curative Equity received for the purpose of re-testing the Leverage Ratio as of such date; and

(ii)

for a breach of the Debt Service Coverage Ratio in respect of any Relevant Period, be an amount sufficient to cure that breach on the basis that it shall be deemed to increase EBITDA in respect of such Relevant Period by the amount of Curative Equity received.

(c)

If any Curative Equity is made available by the Sponsor or Dutchco to Holdco by way of subscription by the Sponsor or Dutchco for equity interests in Holdco, then Holdco shall ensure that within 10 Business Days of the date of that subscription:

(i)

those equity interests of Holdco must become subject to a first priority pledge granted in favour of the Secured Creditors as Security for the Secured Liabilities on substantially the same terms as (or pursuant to) the Holdco Unit Kun-Pledge Agreement;

	(ii)	the Security Agent receives in a form and substance satisfactory to it:

		(A)	the document(s) creating the Security referred to in paragraph (i) above duly executed and designated as a Security Document; and

		(B)	such other documents reasonably required by the Security Agent in connection with such Security.

(d)

If any Curative Equity is made available by the Sponsor to Holdco by way of Subordinated Debt, then Holdco shall ensure that within 10 Business Days of the date of the making available of such Subordinated Debt:

(i)

all of the rights in respect of such Subordinated Debt become subject to a first priority pledge granted in favour of the Secured Creditors as Security for the Secured Liabilities pursuant to a Security Document in form and substance satisfactory to the Security Agent; and

	(ii)	the Security Agent receives in a form and substance satisfactory to it:

		(A)	the document(s) creating the Security referred to in paragraph (i) above duly executed and designated as a Security Document; and

		(B)	such other documents reasonably required by the Security Agent in connection with such Security.

(e)	Holdco shall promptly notify the Agent of the making available by the Sponsor of any Curative Equity to Holdco, identifying such Curative Equity.

(f)

The amount of Curative Equity shall be shall be paid into the Holdco Prepayment Account pursuant to Clause 7.8 (Mandatory prepayment from Sponsor Proceeds) for application in accordance with Clause 7.10 (Prepayment Account).

19.4	Financial covenants definitions

In this Clause 19 and other provisions of this Agreement:

"Borrowings" means, at the relevant time, any interest bearing indebtedness as shown on the balance sheet of the relevant consolidated financial statements of Holdco (including finance leases).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with Korean GAAP, is treated as capital expenditure.

“Debt Service” means, for any Relevant Period, the sum of (i) the aggregate amount of all regularly scheduled payments of principal of Financial Indebtedness (including the capital element of any amount payable in respect of any capital or finance lease) made or paid by the Borrowers during such period; and (ii) the aggregate amount of Interest Expense.

“EBITDA” means, for any Relevant Period, Profits Before Interest and Tax for such Relevant Period before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets of Holdco, on a consolidated basis, to be determined on a 12-month rolling basis (and for the avoidance of doubt, to the extent that such amortisation or depreciation is deducted when calculating such Profits Before Interest and Tax, such amortisation or depreciation should be added back), all as shown in or determined from Holdco’s financial statements for the relevant financial period delivered or made available by Holdco in accordance with Clause 18.1 (Annual financial statements).

“Interest Expense” means, for any Relevant Period, the aggregate amount of interest and other finance charges paid or capitalized by the Borrowers during such period in respect of Financial Indebtedness, including (i) the interest element of leasing and hire purchase payments; and (ii) any commission, discounts, fees or costs that have the same economic effect as if they were interest or are otherwise treated by Korean GAAP as interest.

“Profits Before Interest and Tax” means, for any Relevant Period, the net operating income of Holdco, on a consolidated basis, in respect of such Relevant Period before (i) any provision on account of taxation; (ii) any interest, commission, discounts or other fees incurred or payable, received or receivable by Holdco in respect of any Borrowings; and (iii) any items treated as exceptional or extraordinary items, on a consolidated basis, to be determined on a 12-month rolling basis, all as shown in or determined from Holdco’s financial statements for the relevant financial period delivered or made available by Holdco in accordance with Clause 18.1 (Annual financial statements).

“Relevant Date” means each date specified in Clause 19.1 (Financial condition).

“Relevant Period” means each financial year of the Company for accounting purposes.

“Total Debt” means, at any time, the aggregate amount of all Borrowings as shown in the relevant consolidated financial statements of Holdco.

20.	GENERAL UNDERTAKINGS

Holdco shall (and, from and after the Closing Date, shall ensure that the Company will, where applicable) comply with the undertakings in this Clause 20.

AUTHORISATIONS AND STATUS UNDERTAKINGS

20.1	Further assurance

(a)

Each Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (in form and substance satisfactory to the Security Agent):

(i)

to comply with the Perfection Requirements or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

Each Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

20.2	Authorisations and compliance with laws

(a)

Each Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent of) any Authorisation required under any applicable law or regulation:

(i) to enable it to perform its obligations under the Transaction Documents;

	(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and/or

(iii)

to enable it to carry on its business as it is being conducted from time to time (including, without limitation and with effect from the Closing Date, the business carried by the Company as at the date of this Agreement) if any failure to obtain, comply with or maintain any such Authorisation might have a Material Adverse Effect.

(b)	Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

20.3	Pari passu

Each Borrower shall ensure that its obligations under the Finance Documents will be secured to the extent of the Security Documents and shall otherwise rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

SECURITY AND DISPOSALS UNDERTAKINGS

20.4	Negative pledge

(a)	No Borrower shall create or permit to subsist any Security over any of its assets.

(b)	No Borrower shall:

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Borrower;

(ii) enter into any arrangement under which money for the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii) enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	No Borrower shall sell, transfer or otherwise dispose of any of its receivables on recourse terms.

(d)	Paragraphs (a) and (b) above do not apply to the Permitted Security.

20.5   Disposals

(a)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to:

	(i)	any sale, lease, transfer or other disposal of stock (subject only to the Security created pursuant to the Security Documents) made in the ordinary course of trading of the disposing entity;

	(ii)	any disposal of cash:

		(A)	for the acquisition on arm's length terms of assets permitted or required under this Agreement; or

(B)	for any other purpose not prohibited under this Agreement;

(iii)	any disposal of Approved Treasury Investments at arm's length in exchange for Cash or other Approved Treasury Investments;

(iv)	any disposal constituting the creation or realization of any Security permitted under paragraph (d) of Clause 20.4 (Negative pledge);

(v)	any sale, lease, transfer or other disposal of obsolete or redundant vehicles, plant and equipment no longer used or useful for the relevant business for cash; or

(vi)	any sale, lease, transfer or other disposal of land, buildings, plant or machinery in exchange for other land, buildings, plant or machinery comparable or superior in type, value and quality.

FINANCING ARRANGEMENT UNDERTAKINGS

20.6	Restrictions on financial indebtedness

(a)	No Borrower shall incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	Financial Indebtedness under the Finance Documents;

(ii)	Subordinated Debt provided that the provisions of paragraph (c) below are complied with;

(iii)

Financial Indebtedness of the Company in respect of any lease or hire purchase contract entered into in the normal and ordinary course of business of the Company which would be treated as a finance or capital lease in accordance with Korean GAAP;

(iv)	guarantees provided to public utilities in the ordinary course of business; and

(v)	credit given by suppliers for goods and services purchased and trade debts that arise in the ordinary course of business.

(c)

Upon (1) the incurrence by Holdco of any Subordinated Debt as set forth in paragraph (b)(ii) above or (2) the incurrence by any Borrower of any Financial Indebtedness (owing to any Borrower), the creditor of such Subordinated Debt or Financial Indebtedness shall (and each Borrower shall ensure that such creditor shall):

(i)

create Security over its rights in respect of such Subordinated Debt or Financial Indebtedness in favour of the Secured Creditors, by duly executing and delivering to the Security Agent a Security Document in respect of such Subordinated Debt or, as the case may be, such Financial Indebtedness in form and substance satisfactory to the Security Agent, except to the extent that the rights in respect of such Subordinated Debt or, as the case may be, such Financial Indebtedness are already subject to the Transaction Security; and

(ii)	all other documentation reasonably required by the Security Agent to perfect the Security set forth in such Security Document.

20.7    Bank accounts and cash management

(a)	Holdco shall not open or maintain any account with any bank or other financial institution except for the Security Agent.

(b)

The Company shall ensure that the monthly average of the aggregate amount of cash and cash equivalents on deposit in all of the Company’s bank accounts which are subject to Transaction Security shall be no less than 70% of its cash and cash equivalents listed on the balance sheet of the Company as of any date of determination in accordance with Korean GAAP. Promptly upon a request by the Agent, the Company shall provide the Agent with evidence showing the Company’s compliance with this Clause 20.7.

ACQUISITION AND INVESTMENT UNDERTAKINGS

20.8    Acquisitions and investments

(a)	No Borrower shall:

(i)

invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of or ownership interest in any person, or make any capital contribution to any person, in each case, without the consent of the Majority Lenders (which shall not be unreasonably withheld or delayed); or

(ii)

invest in or acquire any business or going concern, or the whole or substantially the whole of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person, in each case, without the consent of the Majority Lenders (which shall not be unreasonably withheld or delayed).

(b)

No Borrower shall enter into any joint venture, consortium, partnership or similar arrangement with any person without the consent of the Majority Lenders (which shall not be unreasonably withheld or delayed).

(c)	Paragraph (a) above does not apply to:

	(i)	the Acquisition;

	(ii)	the acquisition of assets by a Borrower in the ordinary course of its trading;

	(iii)	the Investment of surplus cash in Approved Treasury Investments;

	(iv)	Capital Expenditure permitted by Clause 19.2 (Capital Expenditure); or

	(v)	any acquisition by Holdco of the remaining minority shares in the Company funded from the proceeds of the Subordinated Debt or subscription by the Sponsor or Dutchco of units in Holdco.

20.9    The Acquisition

(a)	Each Borrower shall:

	(i)	perform and comply with its obligations under or in connection with the Acquisition Documents in all material respects;

(ii)

notify the Agent (promptly upon becoming aware of the same) of any material breach by any party to any Acquisition Document of its obligations under the Acquisition Documents except where such breach has not adversely affected and could not reasonably be expected to adversely affect the valid and effective transfer of legal and beneficial title to the Acquisition Shares to Holdco;

(iii)

take all reasonable steps to enforce any material claim or right which (A) it has under or in connection with any Acquisition Document or Report and (B) it would be reasonable to enforce, taking into account the likelihood of success, the expected cost and the amount potentially recoverable;

	(iv)	notify the Agent promptly of any claim made by any Borrower under an Acquisition Document or Report;

	(v)	provide the Agent with reasonable details of that claim and its progress and notify the Agent as soon as practicable upon that claim being resolved;

	(vi)	comply with all applicable laws in all respects material in the context of the Acquisition; and

	(vii)	pay any stamp, registration or similar tax payable in respect of the Acquisition Documents (including any stamp duty) within 15 Business Days of it becoming due (or any applicable shorter period).

(b)

No Borrower shall without the consent of the Majority Lenders amend, rescind, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of any Acquisition Document, or accept any disclosure in respect of any representation or warranty given by any Seller under any Acquisition Document which would, or could reasonably be considered, to be material.

(c)	Holdco shall keep the Agent informed as to any terms or conditions proposed in connection with any Authorisation necessary in connection with the Acquisition.

(d)	Holdco shall ensure that:

	(i)	the Closing Date shall occur on the Initial Utilisation Date; and

	(ii)	with effect from the Closing Date Holdco shall solely and legally and beneficially own the Acquisition Shares.

20.10   Business lines and change of business

(a)

Each Borrower shall ensure that no change is made to the general nature of the business of the Borrowers from that carried on at the date of this Agreement, except as results directly from the Acquisition.

(b)	No Borrower shall engage in any business except:

	(i)	any business carried on by any Borrower on the date of this Agreement;

	(ii)	as results from the Acquisition; or

	(iii)	with the consent of the Majority Lenders (not to be unreasonably withheld or delayed).

20.11   Merger

(a)	Except as provided under paragraph (b) below, no Borrower shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	Paragraph (a) above does not apply to a merger of Holdco and the Company, provided that:

(i)

prior to or on the date of the merger, the direct Holding Company of the Surviving Entity enters into new security documents (or amend the existing Security Documents), to the extent necessary or as requested by the Security Agent to provide for the same level and type of security as was granted to the Secured Creditors, prior to the merger mutatis mutandis;

(ii)	the relevant parties to such merger, provide the Agent with at least 30 days prior notice of the occurrence of the merger;

(iii)

promptly upon the completion of the merger, the surviving entity of such merger delivers a notice thereof to the Agent, together with a legal opinion of the legal counsel of the Company (with such opinion being in form and substance consistent with any previous legal opinions delivered to the Agent in respect of the Finance Documents and otherwise reasonably satisfactory to the Agent);

(iv)

promptly upon the completion of the merger, the Surviving Entity delivers a certificate signed by a director confirming that the merger has been consummated and the obligations of the entity that did not survive the merger have been assumed by, and are legal, valid and binding obligations of the Surviving Entity (with such certificate being in form and substance reasonably satisfactory to the Agent); and

(v)

the direct Holding Company of the Surviving Entity signs and deliver to the Security Agent on the date when such merger is effective, a first-ranking pledge over all the issued shares of the Surviving Entity in favour of the Secured Creditors in form and substance satisfactory to the Security Agent.

(c)	For the purposes of paragraph (b) above, “Surviving Entity” means the entity which is surviving following the merger of Holdco and the Company, as the case may be.

20.12	Holding companies

Holdco shall not carry on any business, own any assets, create any Security or incur or discharge any liability other than:

	(a)	holding issued and outstanding shares in the Company;

	(b)	issuing shares to and incurring Subordinated Debt from the Sponsor;

	(c)	subscribing for shares in the Company to the extent funded from proceeds of subscription of units by Dutchco in Holdco;

	(d)	incurring liabilities and granting Security under the Finance Documents;

	(e)	consummating the Acquisition;

	(f)	activities expressly contemplated by the Finance Documents; or

	(g)	the Acquisition Costs up to the amount identified in the Steps Paper.Holdco shall not establish or acquire any direct Subsidiary other than the Company.

CONDUCT OF BUSINESS UNDERTAKINGS

20.13	Assets

Each Borrower shall maintain all its assets reasonably necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

20.14	Insurance

(a)	Each Borrower shall maintain insurances on and in relation to the business and assets of each Borrower with financially sound and reputable underwriters or insurance companies:

	(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business at commercially prudent levels; and

	(ii)	against those risks, and to the extent, required by applicable law or by contract.

(b)	Each Borrower shall promptly pay or procure to be paid all premiums and do or procure to be done all things necessary to maintain insurances required under paragraph (a) above.

(c)	Each Borrower shall:

	(i)	promptly supply to the Agent on request copies of each insurance policy required by this Clause 20.14;

(ii)

instruct the insurer under each insurance policy required by this Clause 20.14 to undertake to the Security Agent to notify the Security Agent should any renewal thereof not be made, or should any premium or other sum payable by such Borrower not be paid when due and, if requested, confirm that such policy is in place;

(iii)

immediately notify the Agent of any fact, act or omission which has caused or may cause it to be in breach of any provision of this Clause 20.14 and of any purported or threatened avoidance of any insurance policy required by this Clause 20.14;

(iv)

promptly notify the Agent of any claim or notification under any of the insurance policies of such Borrower which is for, or might result in a claim (or related claims) under that policy for, at least KRW500,000,000; and

	(v)	ensure that each insurer has been issued with a notice, and has signed an acknowledgement, substantially in any relevant form set out in any Security Document.

(d)	Each Borrower shall procure that each insurance policy required by this Clause 20.14:

	(i)	notes the Secured Creditors' interest therein; and

	(ii)	names the Security Agent as loss payee (except to the extent that sums are payable directly to third parties under third party insurance).

(e)

If any Borrower fails to purchase or maintain (or procure to be purchased and maintained) any insurance required by this Clause 20.14, the Agent or the Security Agent may purchase such insurance as may reasonably be necessary to remedy any such failure and such Borrower shall indemnify the Agent or, as the case may be, the Security Agent on demand against any costs or expenses incurred by it in purchasing any such insurance.

(f)	No Borrower shall:

	(i)	do or omit to do anything which might render any insurance required by this Clause 20.14 void, voidable or unenforceable;

	(ii)	effect or require any other person to effect any additional insurance if that additional insurance could reduce the amount payable under any insurance required by this Clause 20.14;

	(iii)	make or agree to any material adverse amendment to the terms of insurance required by this Clause 20.14 without the prior consent of the Security Agent; or

(iv)

waive, release, settle, compromise or abandon any claim under any insurance required by this Clause 20.14 or do anything else in respect of any of those insurances which may reduce the amount of likely recovery under that insurance.

20.15   Intellectual Property

(a)

Each Borrower shall take all reasonably necessary action to obtain, safeguard and maintain all Intellectual Property necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such Intellectual Property, including:

	(i)	making such registrations as are necessary to keep such Intellectual Property in force;

	(ii)	paying all applicable renewal fees, licence fees and other outgoings; and

	(iii)	performing and complying with all laws and obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such Intellectual Property.

(b)

Each Borrower shall notify the Agent promptly of any infringement or suspected infringement of or any challenge to the validity, subsistence or ownership of any Intellectual Property owned by or licensed to it where such infringement or challenge is likely to have a Material Adverse Effect and has come to its notice, and supply the Agent with all information in its possession relating thereto and take all reasonable and necessary steps (including the institution of legal proceedings) to prevent third parties infringing or challenging the validity of, any such Intellectual Property.

20.16	Amendment and waivers of documents

No Borrower shall, without prior approval from the Majority Lenders, amend, terminate or give any waiver or consent under any of its constitutional documents which might be material and adverse to the interests of the Finance Parties under the Finance Documents.

TAX UNDERTAKINGS

20.17	Taxes

(a)

Each Borrower shall pay all Taxes required to be paid by it when due (or, if earlier, before any penalties are imposed or any Security could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:

	(i)	being contested by the relevant Borrower in good faith and in accordance with the relevant procedures; and

(ii) which have been adequately disclosed in the financial statements, and for which adequate provisions are being made in accordance with Korean GAAP.

DISTRIBUTION UNDERTAKINGS

20.18	Distributions

Holdco shall not make any Distributions.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 21.1 (Non-payment) to 21.20 (Material adverse change) is an Event of Default.

21.1	Non-payment

Any Borrower does not pay on the due date any amount pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a) its failure to pay is caused by administrative or technical error; and

(b) payment is made within 3 Business Day of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	Any provision of Clause 3.1(a) (Purpose), Clause 4.3 (Post-completion undertakings), Clause 18.5 (Notification of default) or paragraph (d) of Clause 20.9 (The Acquisition) is not complied with.

(b)

Any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non- payment), Clause 21.2 (Financial covenants) or paragraph (a) of this Clause 21.3) is not complied with by any Borrower and, if the failure to comply is capable of remedy, it is not remedied within 10 Business Days of either the Agent giving notice to Holdco or any Borrower becoming aware of the failure to comply (whichever is earlier).

21.4    Misrepresentation

(a)	Any representation or statement made or deemed to be made by any Borrower in:

	(i)	the Finance Documents; or

	(ii)	any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document after the date of this Agreement is or proves to have been materially incorrect or misleading when made or deemed to be made. For the avoidance of doubt, paragraph (a)(ii) does not apply to any representation or statement made or deemed to be made by the Sellers in the Acquisition Documents.

(b)

No Event of Default will occur under this Clause 21.4 if, in the opinion of the Agent (acting reasonably) the circumstance which was misrepresented is capable of being remedied and is remedied (in the opinion of the Agent, acting reasonably) within 10 Business Days of either the Agent giving notice to Holdco, or any Borrower becoming aware of, that misrepresentation (whichever is earlier).

21.5	Cross default

Any:

(a) Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period; or

(b)

creditor of any Borrower declares or becomes entitled to declare any Financial Indebtedness of such Borrower due and payable prior to its specified maturity as a result of an event of default(however described).

provided that no Event of Default will occur under this Clause 21.5 if the sum (without double- counting) of (i) the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) (for any and all of the Borrowers) is less than KRW1,000,000,000.

21.6	Insolvency

(a)

Any Borrower is or is deemed by law to be unable or admits inability to pay its debts as they fall due, or, by reason of actual or anticipated financial difficulties (i) suspends, or threatens to suspend, making payments on any of its debts or (ii) commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(b)	A moratorium is declared in respect of any indebtedness of any Borrower.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, receivership, administration, provisional supervision, supervision, reorganisation or rehabilitation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Borrower;

(b) a composition, assignment or arrangement with any creditor of any Borrower;

(c)

the appointment of a liquidator, receiver and/or manager, administrator, administrative receiver, compulsory manager, provisional supervisor, supervisor or other similar officer in respect of any Borrower or any material part of the assets of any Borrower;

(d) the designation of any Borrower as a failing company under the Corporate Restructuring Promotion Act of Korea; or

(e) the enforcement of any Security over any material part of the assets of any Borrower,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged or dismissed within 30 days of commencement.

21.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Borrower having an aggregate value (for any and all assets of any or all Borrowers) of KRW1,000,000,000 or more and (if occurring at any time after the date of the Closing Date) is not discharged within 30 days of its commencement.

21.9	Audit qualification

The auditors qualify (      in Korean) the audited consolidated annual financial statements of Holdco (delivered in accordance with Clause 18 (Information undertakings)) or any auditors’ report contains a disclaimer of opinion (            in Korean).

21.10	Unlawfulness

It is or becomes unlawful for any Borrower to perform any of its payment obligations, or any other material obligations, under the Finance Documents.

21.11	Repudiation

Any person (other than a Secured Creditor) repudiates any Transaction Document or evidences an intention to repudiate any such document and that has or could reasonably be likely to have a Material Adverse Effect.

21.12	Enforceability; Security

(a)	Any Finance Document ceases to be legal, valid, binding and enforceable on or against any party thereto or is not in full force and effect.

(b)

Any Security Document does not create in favour of the Secured Creditors the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have except only to the extent that Perfection Requirements have not been completed and the time limit for such Perfection Requirements under applicable laws and regulations and/or the terms of the Finance Documents has not expired.

21.13	Carry on business

Any Borrower suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business.

21.14	Authorisations

Any Authorisation, at any time necessary to enable any Borrower to comply with any of its obligations under any Finance Document is revoked, withdrawn or withheld or is modified or amended in a manner materially prejudicial, in the reasonable opinion of the Majority Lenders, to the interests of the Lenders under the Finance Document.

21.15	Nationalisation

Any step is taken by any Governmental Authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of any or all of the assets, shares or revenues of any Borrower and such seizure(s), compulsory acquisition(s), expropriation(s) and/or nationalisation(s), either taken alone and/or together, has or would reasonably be likely to have a Material Adverse Effect.

21.16	Litigation

(a)

Any litigation, arbitration, proceedings or disputes are commenced or threatened by or against any Borrower or its assets or there are any circumstances reasonably likely to give rise to any such litigation, arbitration, proceedings or disputes, in each case which are reasonably likely to be adversely determined against that Borrower and, if so determined, would have a Material Adverse Effect.

(b)

Any Borrower fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction in the amount of KRW1,000,000,000 or more and such failure to comply or pay is not remedied in full within 10 Business Days.

21.17	Suspension or Cessation of Listing

If, following a Public Equity Issuance, shares in any Borrower are listed on the Stock Exchange and the listing or trading of those shares on the Stock Exchange (a) is suspended for 10 or more consecutive days on which the Stock Exchange is trading ("trading days") or (b) is terminated or otherwise ceases and Holdco cannot demonstrate to the reasonable satisfaction of the Agent within 10 trading days that such suspension, termination or cessation would not, and does not result from circumstances which would be reasonably likely to, have a Material Adverse Effect.

21.18	Acquisition Documents

Any Acquisition Document:

(a)

ceases to be legal, valid, binding and enforceable on or against any party thereto and in full force and effect in any material respect, or is terminated or rescinded or becomes avoidable at the instance of any person, except with the prior written consent of the Majority Lenders and except where such cessation, termination, rescission or avoidance has not affected and will not affect the valid and effective transfer of legal and beneficial title to the Acquisition Shares to Holdco; or

(b) is amended or any right or remedy thereunder is waived in any material respect except with the prior written consent of the Majority Lenders.

21.19	Clearing House Suspension

The Clearing House suspends any current account transactions of any Borrower.

21.20	Material adverse change

Any event or circumstance occurs which has, or would be reasonably likely to have, a Material Adverse Effect.

21.21	Acceleration

(a)	On the occurrence of an Event of Default under Clause 21.7 (Insolvency proceedings) or 21.19 (Clearing House Suspension):

	(i)	the Total Commitments (and the Commitment of each Lender for each Facility) shall immediately be cancelled; and

(ii)

all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall immediately be due and payable (without any action, notice or other formality).

(b)

At any time while an Event of Default is continuing (other than under Clause 21.7 (Insolvency proceedings) or Clause 21.19 (Clearing House Suspension)) the Agent may, and shall if so directed by the Majority Lenders, by notice to Holdco:

	(i)	cancel the Total Commitments whereupon they (and the Commitment of each Lender for each Facility) shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)

declare that all or part of the Loans be payable or repayable on demand, whereupon they shall immediately become payable or repayable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Transfers by the Lenders

(a)

Subject to this Clause 22, a Lender (the "Existing Lender") may transfer any of its rights and obligations under this Agreement to (i) another bank, financial institution, trust fund or other entity which is resident in Korea and regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or (ii) (with the prior written consent of the relevant Borrower if no Default has occurred) any other person (such other bank, financial institution, trust fund, entity or person being the "New Lender").

(b)

The relevant Borrower’s consent in paragraph (a) above must not be unreasonably withheld or delayed. The relevant Borrower will be deemed to have given its consent to any transfer by the Existing Lender 5 Business Days after such Existing Lender has (through the Agent) requested it unless such consent is expressly refused within that time.

22.2    Conditions of transfer

(a)	A transfer by the Existing Lender will only be effective if the procedure set out in Clause 22.4 (Procedure for transfer) is complied with.

(b)	If:

(i) the Existing Lender transfers any of its rights or obligations under the Finance Documents or a Lender changes its Facility Office; and

(ii)

as a result of circumstances existing at the date such transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or, as the case may be, such Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs), then the New Lender or, as the case may be, such Lender acting through its new Facility Office shall only be entitled (by references to such circumstances so existing as at the date of such transfer or change or a continuation of such circumstances) to receive payment under those Clauses to the same extent as the Existing Lender or, as the case may be, such Lender acting through its previous Facility Office would have been if such transfer or change had not occurred. All out-of-pocket costs and expenses incurred or suffered by the Existing Lender or the New Lender resulting from any such transfer shall not be borne by the Borrowers.

(c)

An Existing Lender shall, simultaneously with a transfer by it of any or all of its rights and obligations under this Agreement to a New Lender, transfer to such New Lender a proportionate share of the rights and obligations held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(d)

A transfer of an Existing Lender's rights and/or obligations under the Security Documents corresponding to the rights and obligations transferred by the Existing Lender to the New Lender under this Agreement shall be effective if the conditions of transfer (if any) required by applicable laws in relation to such rights and/or obligations under the Security Documents are satisfied.

(e)

Any partial transfer of a Loan by an Existing Lender shall only be effective if transferred on a proportionate basis between Facility A1 Loan, Facility A2 Loan, Facility B Loan (if any) and the Available Commitment for Facility B (if any) of such Existing Lender.

22.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

	(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 22; or

	(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

22.4    Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of transfer) a transfer by the Existing Lender to the New Lender is effected in accordance with paragraph (b) below on the Transfer Date relating thereto. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate (on behalf of the Finance Parties and the Borrowers in accordance with paragraph (c)) and affix a fixed-date stamp on such Transfer Certificate.

(b)	Subject to the Borrower’s consent rights under Clause 22.1, on the Transfer Date relating to a transfer by the Existing Lender to the New Lender:

(i)

to the extent that in the Transfer Certificate relating to such transfer the Existing Lender seeks to transfer its rights and obligations under this Agreement, each of the Borrowers party hereto and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the "Discharged Rights and Obligations");

(ii)

each of the Borrowers and the New Lender shall assume obligations towards one another and/or acquire rights against one another under this Agreement which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)

the Agent, the Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

	(iv)	the New Lender shall become a Party as a "Lender" and entitled to the benefits of any other Finance Document entered into by the Agent and/or Security Agent on behalf of the Lenders.

(c)	For the purpose of any transfer pursuant to this Clause 22.4:

(i)

each of the Finance Parties (other than the Agent) and the Borrowers irrevocably appoints the Agent as its attorney-in-fact with full power and authority on its behalf and in its name to execute any Transfer Certificate (appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement) received by the Agent;

(ii)

each Lender hereby irrevocably appoints the Agent as such Lender’s attorney-in-fact with full power and authority on its behalf and in its name to deliver any Transfer Certificate (to which it is a party) to Holdco and the Company. The Agent shall promptly upon its execution of any Transfer Certificate deliver a copy thereof to Holdco and the Company (in contents and delivery certified mail); and

(iii)

each Borrower hereby irrevocably appoints the Agent as its attorney-in-fact with full power and authority on its behalf and in its name to take all actions as may be necessary in order to effect any transfer by any Lender in accordance with Clause 22 (Changes to the Lenders).

22.5	Disclosure of information

Any Finance Party may disclose:

(a) to any person to (or through) whom such Lender transfers (or may potentially transfer) all or any of its rights, benefits and obligations under the Finance Documents;

(b)

to any person with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Borrower;

(c)	to any person who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, such Lender;

(d)	any Affiliate of such Lender;

(e)	to any person who is a professional adviser of such Lender or any of such Lender's Affiliates who owes duty of confidentiality to such Lender;

(f)	to any Finance Party;

(g)

in any legal proceedings arising out of or in connection with any Finance Document, or to the extent otherwise reasonably required in connection with any preservation or enforcement of any Security created under any Security Document; or

(h)

to whom information may be required to be disclosed by any applicable law or regulation or the rules or requirements of any applicable securities exchange or regulatory or self- regulatory body or authority, such information about any Borrower and the Transaction Documents as such Lender shall reasonably consider appropriate.

23.	CHANGES TO THE BORROWERS

No Borrower may transfer any of its rights or obligations under the Finance Documents. For the avoidance of doubt, a merger between Holdco and the Company shall not constitute a “transfer of rights or obligations under the Finance Documents” for purposes of this Clause 23.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS

24.1	Appointment of the Agent and the Security Agent

(a)	Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Security Agent) appoints the Security Agent to act as security agent under and in connection with the terms of the Finance Documents.

(c)

Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2    Duties of the Agent and the Security Agent

(a)

The Agent shall promptly forward to a party to a Finance Document the original or a copy of any document which is delivered to the Agent for such party by any other party to such Finance Document, provided that one of such parties is a Finance Party.

(b)

Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party to a Finance Document.

(c)

If the Agent receives notice from a party to a Finance Document referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)

The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature. Neither the Agent nor the Security Agent shall have any other duties except as expressly provided in the Finance Documents.

24.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with Borrowers

Each of the Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Borrower.

24.6   Rights and discretions of the Agent

(a)	The Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)

any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders for the Finance Parties, that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any party to any Finance Document or the Majority Lenders has not been exercised; and

(iii) any notice or request made by Holdco (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Borrowers.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it believes it has received as agent under any Finance Document.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.7    Majority Lenders'/Lenders' instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all of the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions or paragraph (d) below.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor any Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arrangers, any Borrower or any other person given in or in connection with any Transaction Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.

24.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it, or for omitting to take action, under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.10	Lenders' indemnity to the Agent and the Security Agent

Each Lender shall (in the proportion borne by (i) (if any Loan is outstanding) its aggregate participations in the Loans to the aggregate Loans outstanding or (ii) (if no Loan is outstanding) its aggregate Commitments for any and all Facilities to the Total Commitments (or, if the Total Commitments are then zero, in the proportion borne by its aggregate Commitments for any and all Facilities to the Total Commitments immediately prior to the reduction of the latter to zero)) indemnify each of the Agent and the Security Agent within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent or, as the case may be, the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless it has been reimbursed by any Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent and the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office in Korea as successor by giving notice to the other Finance Parties and Holdco.

(b)

Alternatively the Agent or the Security Agent may resign by giving notice to the other Finance Parties and Holdco, in which case the Majority Lenders (after consultation with Holdco) may appoint a successor Agent or, as the case may be, Security Agent.

(c)

If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent (after consultation with Holdco) may appoint a successor Agent or, as the case may be, Security Agent acting through an office in Korea.

(d)

The retiring Agent or, as the case may be, Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or, as the case may be, Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or, as the case may be, Security Agent shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent or, as the case may be, Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with Holdco, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)

The Agent (acting as agent for the Finance Parties) shall be regarded as acting through its agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.13	Relationship with the Lenders/other parties

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

	(a)	the financial condition, status and nature of each Borrower;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Transaction Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any party to any Finance Document or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Transaction Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Transaction Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Deduction from amounts owing

If any Party owes an amount to the Agent or the Security Agent under any of the Finance Documents the Agent or (as the case may be) the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or (as the case may be) the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of that first- mentioned amount so owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.16	Security Documents

	(a)	Each Finance Party irrevocably authorizes the Agent and, where applicable, the Security Agent to execute any Finance Document to which it is expressed to be a party on its behalf.

	(b)	Each of the Borrowers and the Finance Parties irrevocably agrees that the benefit of the Security Documents shall be held by the Secured Creditors and agrees to be bound by the Security Documents.

	(c)	Each Finance Party irrevocably agrees that each decision made in accordance with the terms of the Finance Documents shall be binding on it.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

	(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE LENDERS

26.1	Payments to Lenders

If a Lender (a "Recovering Lender") receives or recovers any amount from any Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Lender shall, within 3 Business Days, notify details of such receipt or recovery to the Agent;

(b)

the Agent shall determine whether such receipt or recovery is in excess of the amount the Recovering Lender would have been paid had such receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to such receipt, recovery or distribution; and

(c)

the Recovering Lender shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it (or instruct the Agent to distribute it) between the Finance Parties (other than the Recovering Lender) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Lender's rights

(a)

On a distribution of the Sharing Payment by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in such distribution (and, where necessary in order to give effect to such subrogation, each Finance Party that has shared in such distribution shall as soon as reasonably practicable upon the request of the Recovering Lender transfer to the Recovering Lender a proportionate part of its rights and obligations under the Security Documents (to which such subrogation relates), and each Borrower shall take such action as may be reasonably required to give effect to such transfer).

(b)

If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Borrower (or, if such Borrower is not party hereto, Holdco) shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

To the extent that any part of any amount received or recovered by a Recovering Lender (which amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Lender, then:

(a)

each Finance Party which has received a share of that Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to the appropriate part of its share of that Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on such repayable amount of which that Recovering Lender is required to pay);

(b)

that Recovering Lender's rights of subrogation under paragraph (a) of Clause 26.3 (Recovering Lender's rights) shall be cancelled to the extent of such payment and/or reimbursement made by such Finance Party under paragraph (a) (and, to the extent that any rights and/or obligations under the Security Documents have been transferred by that Recovery Lender to any Finance Party pursuant to paragraph (a) of Clause 26.3 (Recovering Lender's rights) in connection with such cancelled rights of subrogation, such Finance Party shall as soon as reasonably practicable upon the request of the Recovering Lender re-transfer to the Recovering Lender such rights and obligations (to which such cancelled rights of subrogation relate), and each Borrower shall take such action as may be reasonably required to give effect to such re-transfer); and

(c) the relevant Borrower will be liable to each Finance Party paying any amount under paragraph (a) for such amount so paid or reimbursed by such Finance Party.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which that Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified such other Lender of those legal or arbitration proceedings; and

(ii)

such other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)

On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower (subject to Clause 27.9 (Payments to the Security Agent)) or Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the currency of such payment and in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies from time to time.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 24.15 (Deduction from amounts owing), Clause 27.3 (Distributions to a Borrower) and Clause 27.4 (Clawback) and Clause 27.9 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to each of the Parties entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days' notice with (in the case of a Borrower) a bank in Korea or (in the case of a Finance Party) a bank (provided that the Agent may, if it so elects, effect such payment from or through the Agent).

27.3	Distributions to a Borrower

Each of the Agent and the Security Agent may (with the consent of the Borrower referred to below or in accordance with Clause 28 (Set-off)) apply any amount received by it for a Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)

Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party to any Finance Document, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

27.5	Partial payments

(a)

If the Agent receives or recovers an amount from or in respect of any Borrower under or in connection with any Finance Document that is insufficient to discharge all the amounts then due and payable by that Borrower, the Agent shall (subject to Clause 24.15 (Deduction from amounts owing) and Clause 27.9 (Payments to the Security Agent) and (in the case of any receipt or recovery under or in respect of any Security Document) the provisions of such Security Document) apply that amount so received or recovered towards the obligations of that Borrower in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent and/or the Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by any Borrower.

27.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or an Unpaid Sum pursuant to paragraph (a), interest is payable on that principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

KRW is the currency of account and payment for any sum due from a Borrower under any Finance Document.

27.9	Payments to the Security Agent

(a)	Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

	(i)	any Borrower to pay all sums due under any Finance Document; or

(ii)

the Agent to pay all sums received or recovered from any Borrower under any Finance Document. in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents. The Agent shall comply with such instructions.

(b)

Where the Security Agent pays an amount to the Agent for the account of any other Finance Party in accordance with the provisions of the Finance Documents, the Agent shall (subject to Clauses 24.15 (Deduction from amounts owing), 27.4 (Clawback) but without any further need to give effect to Clause 27.5 (Partial payments)) make available such amount to such Finance Party (or pay such amount to the Agent and instruct the Agent to make available such amount to such Finance Party) as soon as practicable after receipt (in the case of a Lender, for the account of its Facility Office), to such account as that Finance Party may notify to the Agent by not less than 5 Business Days' notice.

Any such application will override any appropriation by any Borrower.

28.	SET-OFF

A Finance Party may, but is not obliged to, set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If those obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

29.	APPLICATION OF PROCEEDS

29.1	Order of application

(a)

All moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them, to the extent permitted by applicable law, in the following order of priority:

	(i)	in discharging any sums owing to the Security Agent (in its capacity as security agent);

(ii)

in payment to the Agent, on behalf of the Secured Creditors, for application towards the discharge of all sums due and payable by any Borrower under any of the Finance Documents in accordance with Clause 27.5 (Partial Payments);

(iii)

if none of the Borrowers are under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Borrower under applicable law; and

	(iv)	the balance, if any, in payment to Holdco.

(b)

Notwithstanding the provisions of paragraph (a) above, prior to the merger between Holdco and the Company, all moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security provided by the Company shall be held by the Security Agent on trust to apply them, to the extent permitted by applicable law, in the following order of priority:

	(i)	in discharging any sums owing to the Security Agent (in its capacity as security agent) by the Company;

(ii)

in payment to the Agent, on behalf of the Secured Creditors, for application towards the discharge of all sums due and payable by the Company under any of the Finance Documents in accordance with Clause 27.5 (Partial Payments);

(iii)

if the Company is not under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to the Company under applicable law; and

(iv)	the balance, if any, in payment to the Company.

29.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.1 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 29.2.

29.3	Permitted deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Secured Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

29.4	Discharge of Secured Liabilities

(a)

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Secured Creditors and that payment shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

29.5	Sums received by Borrower

If any of the Borrowers receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with Clause 29.1(Order of application).

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, electronic mail or letter.

30.2	Addresses

The address, electronic mail and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

	(a)	in the case of Holdco, that identified with its name below;

	(b)	in the case of any Original Lender, that set out beneath its name in the signature pages of this Agreement; or

	(c)	in the case of any other Lender or any other Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

	(d)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number, electronic mail or department or officer as that Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days' notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to a Borrower under this Agreement shall be sent through the Agent.

(d)	Any communication or document made or delivered to Holdco in accordance with this Clause will be deemed to have been made or delivered to each of the Borrowers.

30.4	Notification of address, electronic mail and fax number

Promptly upon receipt of notification of an address, electronic mail and fax number or change of address, electronic mail or fax number pursuant to Clause 30.2 (Addresses) or changing its own address, electronic mail or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Party:

	(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

	(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

	(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and confirmation of receipt has been received by the sender.

30.6     English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless that document is a constitutional, statutory or other official document or a Security Document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with any Finance Document, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Korean interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Any term of the Finance Documents may, subject to Clause 34.2 (Exceptions) and (in the case of a Finance Document other than this Agreement) any express provisions of such Finance Document to the contrary, be amended or waived only with the consent of the Majority Lenders and the Borrowers party thereto and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

	(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the amount or a change in the currency of any payment of principal, interest, fees or commission payable;

	(iv)	an increase in or an extension of any Commitment (for any Facility) of any Lender;

(v)

Clause 2.2 (Finance Parties' rights and obligations), Clause 6.1 (Repayment of Loans), Clause 10.2 (Alternative basis of interest or funding), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Lenders) or this Clause 34; or

	(vi)	the release of any Transaction Security or of any Secured Assets other than in accordance with the terms of the Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers may not be effected without the consent of the Agent, the Security Agent, or, as the case may be, the Arrangers.

34.3	Amendments of an Administrative Nature

Notwithstanding the provisions of Clause 34.1 (Required Consents) and 34.2 (Exceptions), each of the Security Agent and the Agent may agree, without the consent of the Lenders, to any modification of any Finance Document of a formal, minor or technical nature or to correct a manifest error.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by the laws of Korea.

37.	ENFORCEMENT

37.1	Jurisdiction of Korean courts

(a)

The Seoul Central District Court has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

	(b)	The Parties agree that the Seoul Central District Court is the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

	(c)	No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of	Facility A1	Facility A2	Facility B
Original Lender	Commitment (KRW)	Commitment (KRW)	Commitment (KRW)

HANA BANK	28,000,000,000	27,500,000,000	27,500,000,000

SHINHAN BANK	20,000,000,000	20,000,000,000	20,000,000,000

WOORI BANK	17,500,000,000	17,500,000,000	17,500,000,000

Total	65,500,000,000	65,000,000,000	65,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I-A

CONDITIONS PRECEDENT TO INITIAL UTILISATION REQUEST

1.      Holdco

(a)	A copy of the articles of association of Holdco;

(b)	Commercial registry extract of Holdco;

(c)	A copy of a resolution of the unitholder of Holdco:

(i) approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(d)	If applicable, a power of attorney executed by the representative director of Holdco:

(i) authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(ii)

authorising a specified person or persons, on Holdco's behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(e)

Seal impression certificate of the representative director of Holdco and specimen signature of each person authorised by any resolution or power of attorney referred to in paragraphs (c) and/or (d) above in respect of the Finance Documents to which it is a party.

(f)	A certificate of a representative director (or equivalent) of Holdco certifying that:

(i)

each copy document relating to it specified in paragraphs 1(a) to (e) of this Schedule 2 Part I-A is true, correct, complete and, in the case of the resolution specified in paragraph 1(c), in full force and effect;

(ii)	that Holdco is solvent on the date of that certificate; and

(iii)	the representations set out in Clause 17 (Representations) with respect to Holdco are true in all material respects.

2.      Security

An original of each of the following Security Documents, duly executed by the parties to it:

	(a)	the Company Share Kun-Pledge Agreement;

	(b)	the Holdco Account Kun-Pledge Agreement, together with ancillary documentation required to be delivered thereunder;

	(c)	the Holdco Security Assignment Agreement together with ancillary documentation required to be delivered thereunder; and

	(d)	the Holdco Unit Kun-Pledge Agreement, together with ancillary documentation required to be delivered thereunder.

3.	Fee Letters

An original of each Fee Letter, duly executed by the parties to it.

4.	Capitalisation

(a)	A copy of the Steps Paper.

(b)	A certificate of Holdco certifying that:

	(i)	Dutchco has subscribed for units in Holdco in accordance with the Steps Paper;

	(ii)	those units subscribed for in accordance with the Steps Paper have been fully paid;

	(iii)	the equity funds in the amount specified in the Steps Paper has been deposited by Dutchco into the Holdco Proceeds Account; and

(iv)

pursuant to the Foreign Investment Promotion Law of Korea, Dutchco has made a foreign investment report in respect of Dutchco’s investment in, and capitalisation of, Holdco, attaching a copy of such report.

5.	Reports

A copy of each Report.

6.	Financial information

(a)	A certified copy of the Original Financial Statements.

(b)	A certified copy of the unaudited financial statements of the Company prepared by management for the periods ending September 30, 2010.

(c)	The financial projections of each Borrower with assumptions in Agreed Form.

7.	Acquisition conditions information

(a)	A certified copy of each of the Acquisition Documents, duly executed by the parties thereto.

(b)	A certificate of Holdco detailing the Acquisition Costs, if not fully itemised in the Steps Paper.

(c)	A certificate of Holdco certifying that:

(i)

all conditions precedent to completion of the Acquisition under the Acquisition Documents have been satisfied except for the payment of the consideration for the Acquisition Shares, which consideration is set out in such certificate, and that upon the payment of such consideration, the Acquisition will take place simultaneously;

	(ii)	no Acquisition Document has been amended, varied, superseded, waived or terminated (in any material respect) except with the consent of the Majority Lenders; and

	(iii)	Holdco is not aware of any breach of any warranty or any claim under the Acquisition Documents.

(d)	A certified copy of the preliminary clearance report for the Acquisition from the Korean Fair Trade Commission of the business combination report with respect to the Acquisition.

(e)	A legal opinion from local counsel to Borrowers:

	(i)	confirming, subject to normal legal qualifications, the enforceability (against Sellers) and binding nature of the form of the Acquisition Documents; and

	(ii)	confirming that in accordance with applicable laws, no Authorisation is required in respect of the Acquisition except to the extent already obtained and referred to in such legal opinion.

8.      Legal opinions

(a)	A legal opinion of Lee & Ko, legal advisers to the Arrangers and the Agent as to Korean law in respect of the Finance Documents, in form and substance satisfactory to the Agent.

(b)	A legal opinion of Yulchon, legal advisers to Holdco and the Company as to Korean law in respect of the Finance Documents, in form and substance satisfactory to the Agent.

(c)	A legal opinion of DLA Piper, legal advisers to Dutchco as to the laws of The Netherlands in respect of the Holdco Unit Kun-Pledge Agreement, in form and substance satisfactory to the Agent.

SCHEDULE 2

CONDITIONS PRECEDENT

PART I-B

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Security

All of the share certificates representing the Acquisition Shares to be pledged pursuant to the Company Share Kun-Pledge Agreement, to be held in escrow pursuant escrow arrangements satisfactory to the Agent.

2.	Fees, costs and expenses

Evidence that the fees, costs and expenses then due from Holdco (including any fees under Clause 11 (Fees)) have been paid or will be paid on the Initial Utilisation Date.

3.	Debt Service Reserve Account

Evidence that the Debt Service Reserve Account has been established, and that the balance standing to the credit of each such account is not less than the amount required under paragraph (b) of Clause 4.3 (Post-completion undertakings).

SCHEDULE 2

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY THE COMPANY

(a)	An Accession Agreement, duly executed by the parties thereto.

(b)	A copy of the articles of incorporation of the Company;

(c)	Commercial registry extract of the Company;

(d)	A copy of a resolution of the board of directors of the Company:

(i)

approving the terms of, and the transactions contemplated by, (i) the Accession Agreement and (ii) the Finance Documents to which the Company is to become party and resolving that it execute that Accession Agreement and each such Finance Document;

(ii) authorising a specified person or persons to execute such Accession Agreement and each such Finance Document on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with any Finance Document.

(e)	If applicable, a power of attorney executed by the representative director of the Company:

(i) authorising a specified person or persons to execute such Accession Agreement and each such Finance Document on its behalf; and

(ii)

authorising a specified person or persons, on the Company's behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or despatched by it under or in connection with the any Finance Document to which it is a party.

(f)

Seal impression certificate of the representative director of the Company and specimen signature of each person authorised by any resolution or a power of attorney referred to in paragraphs (d) and (e) above in respect of the Finance Documents to which it is to become a party.

(g)	A certificate of an authorised signatory of the Company certifying that:

(i)

each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect, in the case of the resolution specified in paragraph (d) above, in full force and effect; and

(ii) the Company is solvent on the date of that certificate.

(h)	A copy of the document evidencing that all of the existing Financial Indebtedness of the Company has been prepaid or repaid in full.

(i)

An appraisal report issued by an appraisal company selected by the Agent (acting reasonably) demonstrating the appraisal value of (i) land and buildings both legally owned by the Company and (ii) buildings legally owned by the Company existing on land owned by third parties.

(j)

A letter from an insurance agent selected by the Agent (acting reasonably) addressed to the Agent, the Arrangers, the Security Agent and the Lenders listing the insurance policies of the Company and confirming that each Borrower currently meets all compulsory insurance requirements under Korea’s insurance regulations and that each Borrower's insurance program that is currently on risk provides insurance coverage in such amounts and against such risks as are customarily maintained by companies of similar businesses and size in Korea.

(k)

Certified copies of the real property registry extracts with respect to the Company showing that the Company holds valid title to the Secured Assets that are subject to the Company Real Estate Security Trust Agreement and that no Security (other than Permitted Security) exists over any of such Secured Assets.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	Hana Bank as Agent

Fax:	[ ]

Attn:	[ ]

Dated:

Dear Sir/Madam

KRW130,500,000,000
Senior Facilities Agreement dated [ ]
between, among others, Net1 Applied Technologies Korea as Holdco, Hana Daetoo Securities
Co., Ltd., as mandated lead arranger, Hana Bank, Shinhan Bank and Woori Bank as lead arrangers and Hana Bank as agent and security agent (as amended from time to time, the
"Facility Agreement")

1.	[We wish to borrow a Loan on the following terms:

	Borrower:	[ ]

	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

	Facility to be utilised:	[Facility A1]/[Facility A2]/[Facility B]

	Amount of the Loan:	[ ](or, if less, the Available Facility)

2.	[The proceeds of the [identify relevant Loan] Loan should be credited to the following account: [ ]]

3.	This Utilisation Request is irrevocable.

4.	Terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meaning herein.

Yours faithfully

............................................................................
authorised signatory for
[insert name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	Hana Bank as Agent

Cc:	Hana Bank as Security Agent

From:	[name of the Existing Lender] (the "Existing Lender") and [name of the New Lender] (the "New Lender")

Dated:

KRW130,500,000,000
Senior Facilities Agreement dated [ ]
between, among others, Net1 Applied Technologies Korea [•] as Holdco, Hana Daetoo Securities
Co., Ltd., as mandated lead arranger, Hana Bank, Shinhan Bank and Woori Bank as lead arrangers and Hana Bank as agent and security agent (as amended from time to time, the
"Facility Agreement")

1.	We refer to the Facility Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 22.4 (Procedure for transfer) of the Facility Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender's Commitments in relation to any or all of the Facilities, rights and obligations under the Facility Agreement referred to in the Schedule in accordance with Clause 22.4 (Procedure for transfer) of the Facility Agreement and all of its related rights and obligations under the Facility Agreement.

(b) The proposed Transfer Date is [ ].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Facility Agreement are set out in the Schedule.

(d)

The Existing Lender hereby transfers to the New Lender (and the New Lender accepts such transfer), with effect from the Transfer Date, a portion of the rights and obligations held by the Existing Lender (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facility Agreement) which correspond to the rights and obligations under the Facility Agreement transferred pursuant hereto.

3.

The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.3 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on such counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of Korea.

THE SCHEDULE

Commitments/rights and obligations to be transferred under Facility Agreement

[insert relevant details]

[Facility Office address, fax number, telephone number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                     ].

Acknowledged and consented by

The Agent (on behalf of itself and all the Finance Parties (other than the Existing Lender) and as attorney-in-fact for the Borrowers)

[Agent]

By:

Date:

[FIXED-DATE STAMP]

SCHEDULE 5

FORM OF ACCESSION AGREEMENT

THIS Agreement dated [                  ] is supplemental to a KRW130,500,000,000 Senior Facilities Agreement between [•] as Holdco, Hana Daetoo Securities Co., Ltd., as Mandated Lead Arranger, Hana Bank, Shinhan Bank and Woori Bank as Lead Arrangers and Hana Bank as Agent and Security Agent dated [                 ] (as amended from time to time, the "Facility Agreement").

1.	Words and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning when used in this Agreement. This is an Accession Agreement.

2.	KSNET, INC. (the “Company”) agrees to become party to and be bound by the Facility Agreement as a Borrower.

3.	The Company is a company duly incorporated under the laws of Korea.

4.	The Company's administrative details are as follows:

Address:

Fax No:

Attention:

5.	Holdco certifies that no Default is continuing or could reasonably be expected to occur as a result of the Company becoming a Borrower.

6.	Each of Holdco and the Company confirms that the Company is or will be a Subsidiary of Holdco as at the Closing Date.

7.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures and/or seals on such counterparts were on a single copy of this Agreement.

8.	This Agreement is governed by the laws of Korea.

KSNET, INC.

By:

[name of Holdco]

By:

Acknowledged and consented by

[Agent] (on behalf of itself and all the Finance Parties)

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[name of Agent] as Agent

From:	[Holdco]

Dated:

Dear Sir/Madam

KRW130,500,000,000
Senior Facilities Agreement dated [ ]
between, among others, Net1 Applied Technologies Korea as Holdco, Hana Daetoo Securities
Co., Ltd. as mandated lead arranger, Hana Bank, Shinhan Bank and Woori Bank as lead arrangers and Hana Bank as agent and security agent (as amended from time to time, the
"Facility Agreement")

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meaning herein.

2.	We confirm that:

	(a)	the Leverage Ratio for the Relevant Period ended on [ ] was [ ] to 1;

	(b)	the Debt Service Coverage Ratio for that Relevant Period was [ ] to 1;

	(c)	Excess Cash Flow for that Relevant Period was KRW[ ]; and

	(d)	Capital Expenditure incurred by Borrowers for that Relevant Period was KRW[ ].

3.	[We confirm that no Default is continuing.]

The detailed calculations and evidence to support these confirmations are as set out in the Appendix to this Compliance Certificate.

Signed:... ... ... ... ... ... ... ... ... ... ... ... ... ... .... ...

[title of chief executive officer or most senior Financial Officer]

of

[Holdco]

[Form of calculations and evidence for Appendix to be approved by the Agent]

SCHEDULE 7

EXISTING SECURITY

As of September 11, 2010, the Company has pledged by way of first priority kun-pledge (kun-jil-kwon) certain of its bank account to certain pledgees, the details of which are described below, to secure the performance and discharge of the Company’s obligations (such as to compensate damage incurred by the pledgees) that may arise in connection with the Company’s business agreements with such pledgees.

Details of the Account Kun-Pledges

Bank Account Information	Pledgee	Expiration Date
KB Ordinary Deposit 454115-00-96096	d&shop	September 3, 2011
KB Ordinary Deposit 071615-00-04262	BC Card	June 12, 2010*
KB Ordinary Deposit 351915-00-79759	KB Card	June 16, 2011
IBK Ordinary Deposit 201-031854-00-008	IBK	December 22, 2010
KB Ordinary Deposit 071615-00-0588	Lotte Card	August 19, 2011
Shinhan Bank Ordinary Deposit 200-000-394780	Lotte Card	January 15, 2013
Total

* The pledge established for BC Card has expired, but the Company expects that it will soon be renewed as the Company’s business with BC Card continues.

The Borrower

NET1 APPLIED TECHNOLOGIES KOREA

Address:	Seongbo Bldg. 2nd Floor, 169-10, Samsung-Dong, Gangnam-Gu, Seoul, Korea

Attention:	Mr. Herman G. Kotzé, Representative Director

Fax No.:

Tel. No.:

By:	/s/ Herman G. Kotzé, Representative Director

The Mandated Lead Arranger

HANA DAETOO SECURITIES CO., LTD.

Address:	4th Floor, Hana Securities Tower, 27-3, Yeoido-Dong, Youngdeungpo-Gu, Seoul 150- 705, Korea

Attention:	Mr. Yung Kyoon Jung / Mr. Peter Chang Yup Lee

Fax No.:	+82-2-3771-3655

Tel. No.:	+82-2-3771-3747 / 3631

By:	/s/ Seung Cheol, CHANG, Representative Director

The Lead Arrangers

HANA BANK

Address:	101-1 Euljiro 1-ga, Joong-gu, Seoul 100-191, Korea

Attention:	Mr. Su Hwan Kim (RM) / Mr. Kiwon Kim (Manager)

Fax No.:	+82-2-2002-1441

Tel. No.:	+82-2-2002-1348 / 1345

By:	/s/ In Hwa, LEE, Branch Manager of Central Corporate Center Branch

SHINHAN BANK

Address:	120, 2Ga Taepyung-Ro, Jung-Gu, Seoul 100-102, Korea

Attention:	Mr. Sung Ho Park / Mr. Jun Ho Lee

Fax No.:	+82-2-2151-4929

Tel. No.:	+82-2-2151-4879 / 4913

By:	/s/ Kap-Su, KIM, Head of Investment Banking Department

WOORI BANK

Address:	203 Hoehyon-dong 1-ga, Chung-gu, Seoul 100-792 Korea

Attention:	Mr. Tae Hoon Kim (Senior Manager) / Ms. Eun-Kyung (Christine) Kim (Assistant Manager)

Fax No.:	+82-2-2002-5703

Tel. No.:	+82-2-2002-3658 / 5060

By:	/s/ Woo-Seok,CHAE, Head of Investment Banking Department

The Original Lenders

HANA BANK

Address:	101-1 Euljiro 1-ga, Joong-gu Seoul 100-191, Korea

Attention:	Mr. Su Hwan Kim (RM) / Mr. Kiwon Kim (Manager)

Fax No.:	+82-2-2002-1441

Tel. No.:	+82-2-2002-1348 / 1345

By:	/s/ In Hwa, LEE, Branch Manager of Central Corporate Center Branch

SHINHAN BANK

Address:	120, 2Ga Taepyung-Ro, Jung-Gu, Seoul 100-102, Korea

Attention:	Mr. Sung Ho Park / Mr. Jun Ho Lee

Fax No.:	+82-2-2151-4929

Tel. No.:	+82-2-2151-4879 / 4913

By:	/s/ Kap-Su, KIM, Head of Investment Banking Department

WOORI BANK

Address:	203 Hoehyon-dong 1-ga, Chung-gu, Seoul 100-792 Korea

Attention:	Mr. Tae Hoon Kim (Senior Manager) / Ms. Eun-Kyung (Christine) Kim (Assistant Manager)

Fax No.:	+82-2-2002-5703

Tel. No.:	+82-2-2002-3658 / 5060

By:	/s/ Woo-Seok,CHAE, Head of Investment Banking Department

The Agent

HANA BANK

Address:	101-1 Euljiro 1-ga, Joong-gu Seoul 100-191, Korea

Attention:	Mr. Su Hwan Kim (RM) / Mr. Kiwon Kim (Manager)

Fax No.:	+82-2-2002-1441

Tel. No.:	+82-2-2002-1348 / 1345

By:	/s/ In Hwa, LEE, Branch Manager of Central Corporate Center Branch

The Security Agent

HANA BANK

Address:	101-1 Euljiro 1-ga, Joong-gu Seoul 100-191, Korea

Attention:	Mr. Su Hwan Kim (RM) / Mr. Kiwon Kim (Manager)

Fax No.:	+82-2-2002-1441

Tel. No.:	+82-2-2002-1348 / 1345

By:	/s/ In Hwa, LEE, Branch Manager of Central Corporate Center Branch